UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TUTOR PERINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

April 13, 2018

Dear Shareholder:

You are cordially invited to attend the Tutor Perini Corporation 2018 Annual Meeting of Shareholders. The Annual Meeting will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 23, 2018 at 11:30 a.m., Pacific Daylight Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of 2018 Annual Meeting of Shareholders and proxy statement.

Your vote is very important to us. We hope that you are able to participate, either by voting in person or by other acceptable means as described in the attached proxy statement.

Thank you for your ongoing support of Tutor Perini Corporation.

Sincerely,

Ronald N. Tutor
Chairman & Chief Executive Officer

TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 23, 2018

TIME:	11:30 a.m., Pacific Daylight Time

LOCATION:	15901 Olden Street Sylmar, California 91342

MEETING AGENDA:	1. Elect each of the 12 directors named in the accompanying proxy statement for a one-year term expiring at the 2019 Annual Meeting of Shareholders;

2. Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the year ending December 31, 2018;

3. Approve the adoption of the new Tutor Perini Corporation Omnibus Incentive Plan; and

4. Advisory (non-binding) vote on the Company’s executive compensation.

RECORD DATE:	Only shareholders of record at the close of business on March 29, 2018 are entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

PROXY VOTING:

Your vote is very important. We urge you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903, or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if you request them to do so, they will provide you a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted.

By order of the Board of Directors,

John D. Barrett, Secretary

April 13, 2018

Sylmar, California

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 23, 2018: The proxy statement and 2017 Annual Report are available at investors.tutorperini.com/events-calendar/proxy-voting.

TABLE OF CONTENTS

INTRODUCTION	1
INFORMATION REGARDING THE ANNUAL MEETING	2
PROPOSAL 1: ELECTION OF DIRECTORS	4
Board of Directors	4
Corporate Governance	9
Report of the Audit Committee	12
Report of the Compensation Committee	15
Certain Relationships and Related Party Transactions	16
Compensation Committee Interlocks and Insider Participation	17
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS	18
PROPOSAL 3: APPROVAL TO ADOPT THE NEW TUTOR PERINI CORPORATION OMNIBUS INCENTIVE PLAN TO EFFECT THE MERGER OF THE AMENDED AND RESTATED TUTOR PERINI CORPORATION LONG-TERM INCENTIVE PLAN AND THE TUTOR PERINI CORPORATION INCENTIVE COMPENSATION PLAN	19
PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION	25
EXECUTIVE OFFICERS	26
COMPENSATION DISCUSSION AND ANALYSIS	26
Executive Compensation	42
CEO Pay Ratio Disclosure	54
Director Compensation	55
OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS	57
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	58
SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING	60
OTHER MATTERS	60
HOUSEHOLDING OF ANNUAL MEETING MATERIALS	60
WHERE YOU CAN FIND ADDITIONAL INFORMATION	60

TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

PROXY STATEMENT

April 13, 2018

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Tutor Perini Corporation (the “Company,” “Tutor Perini,” “we,” “us” or “our”) of proxies for use in voting at the 2018 Annual Meeting of Shareholders (“Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 23, 2018, at 11:30 a.m., Pacific Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only shareholders of record as of the close of business on March 29, 2018 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of March 29, 2018, the Company had 49,913,003 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

At the meeting, our shareholders will consider and vote on the following matters:

•

Proposal 1, for the election of each of the 12 nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. You may vote FOR any or all director nominees or WITHHOLD your vote from any or all of the director nominees.

We recommend a vote FOR the election of each director nominee.

•

Proposal 2, for ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2018, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

We recommend a vote FOR the ratification of Deloitte & Touche LLP.

•

Proposal 3, for the approval of the new Tutor Perini Corporation Omnibus Incentive Plan, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

We recommend a vote FOR the approval of the new Tutor Perini Corporation Omnibus Incentive Plan.

•

Proposal 4 is an advisory (non-binding) vote to approve the Company’s executive compensation, as disclosed in “Compensation Discussion and Analysis.” This proposal is advisory in nature, which means that the vote is not binding upon the Company. However, the Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast “FOR” the proposal as approval of the compensation paid to the Company’s named executive officers as described in this Proxy Statement.

Since 2017, the Company and the Compensation Committee have made considerable improvements with regard to executive compensation, directly in response to various concerns expressed by shareholders and independent proxy advisors. These areas of improvement include diversification of performance metrics, increasing the length of performance periods for long-term incentive compensation, reductions of share pledging, linking CEO pay more closely to performance and better explaining the level of CEO pay, among others (see details starting on page 29). The improvements demonstrate the Company’s regard for its shareholders’ opinions and its willingness to effect changes necessary to warrant shareholder support for its executive compensation.

We recommend a vote FOR the advisory vote to approve executive compensation.

On April 13, 2018, proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 were made available over the Internet to shareholders entitled to vote at the Annual Meeting. A Notice of Internet Availability of Proxy Materials indicating how to access our proxy materials over the Internet was first sent, or provided, to shareholders on April 13, 2018.

INFORMATION REGARDING THE ANNUAL MEETING

Admission to the Annual Meeting

You are entitled to attend the Annual Meeting if you were a shareholder of record or a beneficial owner of our Common Stock on the record date. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. Seating and parking are limited.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you should obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting.

Proxies and Voting Procedures

You may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903, as discussed in the Notice of Internet Availability of Proxy Materials mailed to shareholders of record. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Daylight Time on May 22, 2018. You may request a printed copy of the proxy materials by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide you a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by, or on behalf of, that organization. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote, and you are also invited to attend the Annual Meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record shareholder, you may not vote the shares in person at the Annual Meeting, unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.

Electronic Availability of Proxy Statement and 2017 Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2017 Annual Report available to shareholders electronically via the Internet at investors.tutorperini.com/events-calendar/proxy-voting. On April 13, 2018, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2017 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials, unless you request one by following the instructions contained in the notice. We believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need and reduces the environmental impact of our Annual Meeting.

Quorum

The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Abstentions and Broker Non-Votes

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

If your shares are held in “street name” and you do not return your proxy, your brokerage firm may vote your shares for you under certain circumstances. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. Votes that cannot be cast by brokerage firms on non‑routine matters will be “broker non-votes.” Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the meeting according to your instructions.

Abstentions and broker non-votes have no effect on any of the proposals discussed in this proxy statement, except for Proposal 3. For the purpose of Proposal 3, abstentions will have the same effect as votes against the proposal.

Proxy Solicitation

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company also has retained the services of Alliance Advisors, LLC to assist as needed in the proxy preparation, review and solicitation process for a fee of approximately $27,500 plus reimbursement of certain out-of-pocket costs. Furthermore, we pay the cost of soliciting proxies, which may include the reimbursement of brokers’, banks’ and other nominees’ expenses for sending proxy materials and obtaining voting instructions from their customers.

Revocation of Proxies

If you execute and return a form of proxy or vote electronically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by providing written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and you must, instead, follow the directions provided by your broker to change those instructions.

Adjournments and Postponements

In accordance with the Company’s by-laws, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting. Additionally, the Annual Meeting may be postponed and rescheduled by the Board. There may be no notice of the time, date and place of the adjourned meeting, other than by announcement made at the Annual Meeting, regardless of whether or not a quorum is present. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company has a declassified Board of Directors. As such, the terms of all current members of the Board of Directors will expire at the Annual Meeting of Shareholders on May 23, 2018.

The Board of Directors currently consists of 11 directors, with 8 determined to be independent. The Board has nominated all 11 current directors and is nominating an additional director, Dr. Michael Horodniceanu, contingent upon shareholder election, to serve until the 2019 Annual Meeting of Shareholders. In accordance with our by-laws, each director nominee so elected will serve a one-year term expiring at the 2019 Annual Meeting of Shareholders, unless they resign or are removed before their term expires, or until their successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since	Independent
Ronald N. Tutor	77	1997
Peter Arkley	63	2000	✓
Sidney J. Feltenstein	77	2013
James A. Frost	65	2015
Michael Horodniceanu	73	—	✓
Michael R. Klein	76	1997	✓
Robert C. Lieber	63	2014	✓
Dennis D. Oklak	64	2017	✓
Raymond R. Oneglia	70	2000	✓
Dale Anne Reiss	70	2014	✓
Donald D. Snyder	70	2008	✓
Dickran M. Tevrizian, Jr.	77	2011	✓

Detailed information about the Board’s determination of director independence is provided in the “Director Independence” section starting on page 8.

The principal occupation, business experience and educational background of each director nominee are set forth below:

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a member of the Board of Trustees of the University of Southern California. With over 20 years at the Company and over 55 years in the industry, Mr. Tutor brings to our Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry. Mr. Tutor holds a Bachelor of Science in Finance from the University of Southern California.

Peter Arkley has served as a director since May 2000. Since June 2011, he has served as Senior Managing Director, Construction Services Group of Alliant Insurance Services, an insurance and bonding brokerage firm, where he is responsible for the development and implementation of the construction business and financial strategy. More recently, Mr. Arkley was appointed to oversee Alliant Specialty Group, which includes aviation, agribusiness, public entity, health care, real estate, energy and marine, executive risk and construction. From 1994 to 2008, he served as the Chairman/CEO of AON’s United States Construction Services Group, an insurance and bonding brokerage firm, and from 2008 until June 2011 he served as the Managing Principal/CEO of AON’s Global Construction Group. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets. Mr. Arkley provides the Board insight on risk management and financial service matters. Mr. Arkley holds a Bachelor of Science in Finance from Wagner College.

Sidney J. Feltenstein has served as a director since November 2013 and is a Senior Operating Partner of Sentinel Capital Partners. He is the retired chairman and CEO of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Prior to creating Yorkshire Global Restaurants, Mr. Feltenstein spent 19 years with Dunkin’ Donuts in both operations and marketing, the last 12 of which he spent as chief marketing officer. In 1992, he left Dunkin’ Donuts to become executive vice president of worldwide marketing for Burger King Corporation. Mr. Feltenstein serves as a director of

Fazoli’s, The HoneyBaked Ham Company, Focus Brands, Captain D’s and TGI Fridays, all of which are privately held companies. In addition, he is a former Trustee and Audit Committee chairman and is currently an Overseer of Boston University, and is a Trustee of One Family Health, both of which are non-profit organizations. Mr. Feltenstein is a past chairman of the International Franchise Association (IFA) and a former chairman of the IFA Educational Foundation. He is also a member of the IFA Hall of Fame and a past recipient of the IFA’s Entrepreneur of the Year Award. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies. Mr. Feltenstein holds a Bachelor of Arts in Communications from Boston University.

James A. Frost has served as a director since February 2015, when he was promoted to the position of President and Chief Operating Officer. In addition, since 2008, Mr. Frost has served as CEO of Tutor Perini’s Civil Group. He originally joined the Company’s predecessor, Tutor-Saliba, in 1988 and was ultimately elevated to the role of Chief Operating Officer. Prior to Tutor-Saliba, Mr. Frost founded and was the majority owner of his own general construction company, which he successfully operated for 10 years. He served in active military duty for more than four years with the United States Air Force. Mr. Frost studied engineering at the College of Southern Maryland, at Texas State University and at the University of Texas in Austin. He also completed a two-year business management program at the University of Phoenix in Woodland Hills, California. Over the course of his career, Mr. Frost has gained extensive executive leadership experience in construction management and operations, overseeing numerous projects, including many of the Company’s largest and most difficult building and civil projects. With 30 years of experience with the Company, Mr. Frost provides the Board with significant management and operational insight.

Dr. Michael Horodniceanu is a principal at Urban Advisory Group, Inc. From 2008 to 2017, he served as President of New York Metropolitan Transportation Authority (MTA) Capital Construction Company, where he managed a $20 billion transportation capital program, the largest such program in the U.S. During his tenure, he completed four mega-projects, including the long-awaited first phase of the Second Avenue Subway. Prior to joining MTA Capital Construction, he was Chairman and Chief Executive Officer of the Urbitran Group, a New York City-based engineering and architectural firm that specialized in planning, engineering, architecture and construction management for transportation projects. From 1986 through 1990, Dr. Horodniceanu served as Commissioner of New York City Department of Transportation’s Bureau of Traffic. Prior to that, he was a professor at Polytechnic Institute of New York University (now NYU Tandon School of Engineering) and Manhattan College, where he led courses in transportation engineering, transportation finance, transportation system safety, highway design, railroad engineering and terminal design. Throughout his career, Dr. Horodniceanu has been involved in a variety of civic activities bringing his leadership and expertise to many organizations. He has, and continues to serve as Chairman of the Faculty Advisory Board of NYU Tandon School of Engineering since 1992 and as Chairman of the Architecture, Engineering and Robotics Commission of the New York City Department of Education Career and Technical Education program since 2017. In addition, since 2001 he has been a director of the Community Service Society of New York, where he was previously a member of the Finance and Development Committees and is currently a member of the Investment Committee. Dr. Horodniceanu brings 40 years of academic and industry experience, and over 30 years of executive management experience. Dr. Horodniceanu holds a Bachelor of Science in Civil Engineering from the Technion - Israel Institute of Technology, a Master of Science in Engineering Management from Columbia University and a Doctor of Philosophy in Transportation Planning and Engineering from Polytechnic Institute of New York University. Dr. Horodniceanu is a licensed Professional Engineer.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He has been elected by the Board as the Lead Independent Director. Mr. Klein, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information of which he was a co-founder; as Chairman and CEO of the Sunlight Foundation and of Gun Violence Archive, both non-profit organizations which he founded; and as Chairman of the Shakespeare Theatre Company, a non-profit organization. Through 2009, he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company, and through 2011 he served as the Lead Independent Director and Chairman of the Governance Committee of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011, and as a director of ASTAR Air Cargo, Inc., a privately held company which was sold in 2014. He is a director of ThinkFood Group, LLC, a privately held food services company, a trustee of the Aspen Institute and Vice Chairman of the Aspen Music Festival and School, both non-profit organizations. From 1974 until 2005, Mr. Klein was a partner of the law firm Wilmer Cutler Pickering, now WilmerHale. Mr. Klein’s 40 plus years as a corporate lawyer, investor, and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Independent Director. Mr. Klein holds a Master of Laws from Harvard Law School and Juris Doctor and Bachelor of Business Administration from the University of Miami.

Robert C. Lieber has served as a director since August 2014. Mr. Lieber is the Executive Managing Director of Island Capital Group LLC and C-III Capital Partners LLC (“C-III”). He joined the firm in July 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. Prior to joining the Bloomberg administration, Mr. Lieber worked at Lehman Brothers for 23 years, serving most recently as a Managing Director of their Real Estate Private Equity Group and prior to that as the Global Head of Real Estate Investment Banking. C-III (through affiliates) serves as the manager of various real estate investment trusts (REITs). In his capacity as Executive Managing Director of C-III, Mr. Lieber serves as a member of the board of directors of three REITs managed by subsidiaries of C-III: ACRE Realty Investors, a publicly traded REIT; Resource Income Opportunity REIT, Inc., a public non-traded REIT; and Resource Real Estate Opportunity REIT, Inc., a public non-traded REIT. In addition, Mr. Lieber serves as Chief Executive Officer (but not a director) of Resource Capital Corp., a publicly traded REIT, which is also managed by a subsidiary of C-III. Mr. Lieber also served as both Secretary of the Board and as a Trustee for the Urban Land Institute. He is the former Chairman of the Zell-Lurie Real Estate Center at the Wharton School, University of Pennsylvania. Mr. Lieber brings extensive expertise and insight into financial and political matters pertaining to real estate and infrastructure development projects, gained through his experience in the financial and governmental sectors. Mr. Lieber holds a Bachelor of Arts from the University of Colorado and a Master of Business Administration from the Wharton School.

Dennis D. Oklak has served as a director since May 2017. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded REIT focused on industrial and office properties, from April 2004 through December 2015 and served as director from April 2004 and Chairman of the board of directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak also served in various financial and management roles at Duke Realty from 1986 until his appointment as CEO in 2004. Mr. Oklak serves as a director on the Board of Xenia Hotels and Resorts, a publicly traded REIT specializing in hotel ownership, where he has served since February 2015. He also serves as the Non-Executive Chairman of the Board of Managers of Concession Company LLC, lessee of the Indiana Toll Road. Mr. Oklak serves on the Board of Trustees of the Crossroads of America Council of the Boy Scouts of America Foundation and the Dean’s Advisory Board for Ball State University’s Miller College of Business. Mr. Oklak contributes to the Board of Directors real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from nine years at Deloitte & Touche LLP prior to joining Duke Realty. The Board of Directors also values his experience as a chief executive officer and a public company director. He holds a Bachelor’s degree from Ball State University.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”), a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities with O&G since 1970. Mr. Oneglia’s 48 years of experience at O&G allow him to contribute an in-depth industry perspective. Mr. Oneglia holds a Bachelor of Science from Union College.

Dale Anne Reiss has served as a director since May 2014. She currently serves as Senior Managing Director of Brock Capital Group LLC and chairman of Brock Real Estate LLC, its equity and mezzanine financing arm. Ms. Reiss is a director of iStar Financial Inc., a real estate finance company, where she is chairperson of the Audit Committee, and of CYS Investments, Inc., where she is a member of the Compensation and Nominating and Governance Committees. Until her retirement in 2008, she served as Senior Partner as well as Global and America’s director of real estate, hospitality and construction at Ernst & Young LLP and was subsequently senior consultant to their Global Real Estate Center from 2008 to 2011. She served as a managing partner at Kenneth Leventhal & Company from 1985 through its merger with Ernst & Young in 1995. From 1980 to 1985, Ms. Reiss was a senior vice president and controller at Urban Investment & Development Company. Since 1998, Ms. Reiss has served as a governor and past Trustee of Urban Land Institute. She is a former member of the Board of Directors of Post Properties, Inc., where she served on the Audit Committee, of Care Capital Properties Inc., until its merger with Sabra Health Care REIT, Inc., and of the Pension Real Estate Association. Ms. Reiss brings extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies. Ms. Reiss holds a Bachelor of Science from the Illinois Institute of Technology and a Master of Business Administration from the University of Chicago. She is a Certified Public Accountant.

Donald D. Snyder has served as a director since 2008. He was a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005. Following service from 2010 as dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas (“UNLV”), Mr. Snyder was named Acting President of UNLV in February 2014. Since January 2015, he has served as Presidential Advisor at UNLV. He also serves as a member of the nominating and governance (chair) and the risk management committees of Western Alliance Bancorporation, a publicly held commercial bank holding company, and as a director and member of the compensation and governance (chair) committees of Switch, Inc., a publicly held technology company. He is presently on the Board of Directors of non-profit entities, including The Smith Center for the Performing Arts (Chairman) and the Nathan Adelson Hospice. Mr. Snyder’s role as a public gaming company executive, his experience in commercial banking (former Chairman & CEO of First Interstate Bank of Nevada), and his experience on several public, private and non-profit boards provides the Board comprehensive insight on financial and business matters. Mr. Snyder holds a Bachelor of Science in Business Administration from the University of Wyoming.

Dickran M. Tevrizian, Jr. has served as a director since September 2011. Prior to his retirement in April 2007, Judge Tevrizian had been a federal judge for the United States District Court for the Central District of California since 1986, and earlier served from 1972 to 1982 as a Municipal and then as a Superior Court judge for the State of California. From 1999 to 2007, Judge Tevrizian also served as an Advisory Director to the University of California, Los Angeles School of Public Policy. Upon retirement from the federal judiciary, Judge Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services. Judge Tevrizian also serves on the legal advisory board of LegalZoom.com, Inc. and on the boards of several other privately held companies and corporations. He is also a Trustee of Pacific Oaks College. Judge Tevrizian’s 31 plus years of experience as a federal and state judge provides the Board with significant insight on risk management and compliance matters. Judge Tevrizian holds a Juris Doctor and a Bachelor of Science in Finance from the University of Southern California.

Our Corporate Governance and Nominating Committee has recommended each of the above listed individuals for re-election as directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the 2019 Annual Meeting of Shareholders and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified, or to reduce the size of the Board.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR RE-ELECTION OR ELECTION AS DIRECTOR.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Composition

The Board currently consists of 11 directors, all of whose terms expire upon the election of their successors at the 2018 Annual Meeting. The most recent addition to the Board was Dennis D. Oklak, who was elected to the Board by a vote of the Company’s shareholders at the 2017 Annual Meeting. On February 21, 2018, Thomas C. Leppert notified the Board of his decision to resign, effectively immediately. The Board has approved an increase to the size of the Board, from 11 to 12 members, contingent upon Dr. Horodniceanu’s election to the Board.

Under the Amended Shareholders Agreement, which became effective upon the September 2008 merger between Perini Corporation and Tutor-Saliba, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and three trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s Common Stock. For more information, see “Certain Relationships and Related Party Transactions—Amended Shareholders Agreement.” Mr. Tutor elected to exercise his right to designate one nominee to the Board in November 2013, when he designated Mr. Feltenstein for nomination and election to the Board. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board.

Director Independence

The Board assesses its directors’ independence from the Company annually, pursuant to Section 303A of the NYSE Listing Standard. As of its most recent assessment, the Board has affirmatively determined that the following current Board members are independent directors: Mr. Arkley, Mr. Klein, Mr. Lieber, Mr. Oklak, Mr. Oneglia, Ms. Reiss, Mr. Snyder and Judge Tevrizian. The Board has also affirmatively determined that Dr. Horodniceanu will be an independent director if elected by shareholders. In making its determination of independence, the Board considered each director’s relationship with the Company and its management. Regarding the Compensation Committee, the Board considered all sources of compensation paid to the directors by the Company, as well as whether the director is affiliated with the Company or any of the Company’s subsidiaries or affiliates. The Board also broadly considered all relevant facts and circumstances when assessing the materiality of each of the Director’s relationships with the Company. The Board considered a broad range of possible relationships, including, among others, commercial, industry, banking, consulting, legal, accounting, charitable and familial.

As part of its review, the Board considered Mr. Arkley’s and Mr. Oneglia’s business relationships with the Company, and concluded that those relationships were not material and, therefore, both individuals are independent. A summary of the Board’s analysis follows:

•With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant Insurance Services (“Alliant”), of which Mr. Arkley is currently a Senior Managing Director. In addition, the Board considered Mr. Arkley’s role on the Compensation Committee in assessing whether compensation to Mr. Arkley paid by any person or entity had or would impair his ability to make independent judgments about the Company’s named executive officers. Consistent with NYSE Listing Standard 303A.02(a), the Board determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence from Tutor Perini because of the following: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations; (3) Mr. Arkley is not personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate Alliant’s fees charged to the Company; (6) commissions paid by the Company are a) established by arrangements negotiated between Alliant and insurance carriers, b) applied indiscriminately to all of Alliant’s customers and c) publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services.

Additionally, in determining Mr. Arkley’s independence, the Board considered, as it does for all of its directors, the qualitative and quantitative factors in NYSE Listing Standard 303A.02(b) and noted that none of these factors impacted Mr. Arkley’s independence.

i.	whether the director was employed by the company in the last three years or has a family member who was an executive officer of the company in the last three years;
ii.

whether the director or a family member accepted compensation from the company in excess of $120,000 during any 12 consecutive months in the last three years, other than remuneration for services provided as a director;

iii.

whether the director or a family member is a partner at the company’s auditor, or was an employee of the auditor and worked on the company’s audit in the last three years, or the director is an employee of the auditor, or a family member is an employee of the auditor and works on the company’s audit;

iv.

whether the director or a family member is or has been in the last three years an executive officer of another entity where any executive officer served on the compensation committee at the same time; and

v.

whether the Company made or received payments in the last three years in excess of the greater of 2% of the counterparty’s gross revenue and $1 million to an organization where a director is an employee or has a family member that is an executive officer.

Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance.

•With respect to Mr. Oneglia, the Board considered the relationship during 2017 between O&G, of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G. The Board determined that the existing joint venture arrangements do not impact Mr. Oneglia’s independence from Tutor Perini because of the following: (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business; (2) Mr. Oneglia recuses himself on all Board decisions related to the joint ventures between the Company and O&G; (3) Mr. Oneglia is not personally involved in the management of these joint ventures; and (4) Mr. Oneglia does not have the authority to unilaterally negotiate and approve the terms of the joint venture arrangements. In addition, the full Board has, in each instance of a proposed joint venture, assured itself that the joint venture is on terms no more favorable to O&G than have been the terms of other joint ventures in which the Company has participated. Finally, the Board considered the qualitative and quantitative factors pursuant to NYSE Listing Standard 303A.02, outlined above regarding Mr. Arkley, and determined that none of these factors impacted Mr. Oneglia’s independence.

Mr. Tutor and Mr. Frost are both executive officers and employees of the Company, and Mr. Feltenstein is Mr. Tutor’s father-in-law. Accordingly, none of them serves on committees reserved for independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Those who wish to communicate with the Board may submit communications in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board of Directors or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may make their concerns known directly and confidentially to the non-employee directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com.

CORPORATE GOVERNANCE

Board Leadership

Mr. Tutor is Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the Company’s by-laws. However, these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he shall serve as the Company’s Chief Executive Officer, as a member of the Board of Directors and as Chairman of the Board. Furthermore, the Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company for the following reasons, among others: (i) his iconic role in the construction industry with a proven record of successfully bidding for and managing large, complex building and civil projects; (ii) his strong business relationships, including those with clients, suppliers, subcontractors and surety and insurance partners; and (iii) his business acumen, strategic sense, discipline and sound judgment, which have resulted in growth and vertical integration while positioning the Company for future success with additional infrastructure spending expected.

Mr. Klein is the Lead Independent Director elected as such by unanimous vote of the independent directors. For more information regarding Mr. Klein’s duties and authority as Lead Independent Director, see “Corporate Governance and Nominating Committee.”

Committees and Meetings of the Board of Directors

During 2017, the Board met four times, and each of our directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served. The members of the Board are encouraged to attend our annual shareholders meetings. All 11 of the current directors attended the 2017 Annual Meeting of Shareholders.

Our by-laws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. The Board reviews the composition of its committees annually to identify opportunities to further enhance their effectiveness, as well as to bring fresh perspectives to the committees. Each of the committees of our Board has a charter, which satisfies the requirements of the corporate governance rules issued by the SEC and the NYSE for each respective committee. Each committee reviews its charter annually and revises it as appropriate. We maintain copies of the charters of each of the committees of our Board in the “Corporate Governance” section of our website at www.tutorperini.com and provide copies in print, without charge, to any shareholder requesting a copy.

The Board’s Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities. The Board is responsible for risk oversight, which includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Board also plays an integral role in providing risk oversight on potential related party transactions and transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its committees. The various committees of the Board oversees certain risks including, but not limited to, the following:

•

Audit Committee – Regularly reviews the integrity of the Company’s financial reporting process including internal control over financial reporting and discusses with management certain risk exposures, their potential financial impact on the company and its risk mitigation strategies.

•

Compensation Committee – Regularly reviews the compensation policies and practices throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

•	Corporate Governance and Nominating Committee – Develops and periodically reviews the Company’s Governance Structure, including the Code of Business Conduct and Ethics policy.

The Board meets, at least quarterly, with management to discuss key risks to our operations and our strategy, as well as risk mitigation plans and activities.

Since Mr. Tutor serves as both CEO and Chairman of the Board, having a Lead Independent Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.

Nominations for Director

The Board considers candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our by-laws, those identified by a search firm retained for such purpose or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained in the “Corporate Governance” section of our website at www.tutorperini.com. The Corporate Governance and Nominating Committee considers the diversity in skill, experience and gender of each nominee when evaluating candidates individually and when considered with all directors as a group.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2019 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2018 Tutor Perini Annual Meeting of Shareholders. However, if the 2019 Annual Meeting of Shareholders is held more than seven days earlier than the anniversary date of the 2018 Annual Meeting of Shareholders, then notice must be delivered or received no later than 5:00 p.m. Pacific Daylight Time on (a) the 20th day following the earlier of (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

Such shareholder notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person for the past five years and (iii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such person on the date of such shareholder notice and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s stock transfer books, of such shareholder and of the beneficial owners (if any) of the stock registered in such shareholder’s name and the name and address of other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder’s notice and (ii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder and such beneficial owners (if any) on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice.

Audit Committee

The Audit Committee currently consists of Dale Anne Reiss (Chair), Michael R. Klein, Robert C. Lieber and Dennis D. Oklak. The Board has determined that each member of the Audit Committee is “financially literate,” as defined in the NYSE listing standards, and meets the independence and experience requirements for members of an audit committee set forth in the rules of the SEC and the listing standards of the NYSE. Based upon review of their qualifications, the Board has designated Ms. Reiss, Mr. Klein, Mr. Lieber and Mr. Oklak as “Audit Committee financial experts” as defined by the rules of the SEC. None of the Audit Committee members serve on the audit committees of more than two other public companies.

The Audit Committee has the authority to retain special accounting, legal or other consultants, as deemed necessary. The Audit Committee met eight times during 2017.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) oversees the financial reporting process of Tutor Perini Corporation (the “Company”), on behalf of the Board of Directors (the “Board”) of the Company in accordance with the Audit Committee charter. The Board, in its judgment, has determined that all members of the Committee meet the independence and experience requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Board has designated Dale Anne Reiss (Chair), Michael R. Klein, Robert C. Lieber and Dennis D. Oklak as the Company’s “audit committee financial experts,” as defined by the rules of the SEC and NYSE, based on a review of their qualifications.

The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal control over financial reporting, as well as disclosure controls and procedures. The Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company's independent auditors (Deloitte & Touche LLP, or “Deloitte,” an independent registered public accounting firm). The Committee is also responsible for the oversight of the Company’s internal audit function. In fulfilling its oversight responsibilities, the Committee meets with Deloitte, internal audit and management to review accounting, auditing, internal controls and financial reporting matters. Deloitte audits the effectiveness of the Company's internal control over financial reporting and expresses its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.

The Committee has adopted pre-approval policies and procedures for certain audit and non-audit services and evaluated whether those pre-approved services that Deloitte provides are consistent with the SEC’s rules and regulations on auditor independence. The Committee has the authority to engage outside legal counsel and others to obtain advice and assistance as deemed necessary.

In connection with the December 31, 2017 audited consolidated financial statements, the Committee:

•

Reviewed and discussed with management and Deloitte the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

•

Reviewed and discussed with internal audit, management and Deloitte the Company's internal control over financial reporting, including a review of management's and Deloitte’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses;

•	Reviewed with management and legal counsel any significant legal and regulatory matters that may have had a significant impact on the Company’s financial statements;

•

Discussed with Deloitte the matters that are required to be discussed with the Company’s independent auditors by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 “Communications with Audit Committees”; and

•

Reviewed and considered the written disclosures and the letter regarding the independence of the Company’s independent auditors, which were received from Deloitte, as required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with Deloitte its independence.

Based on the reviews and discussions above, the Committee recommended to the Board that the audited consolidated financial statements for 2017 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Committee also recommended to the Board the reappointment of Deloitte, as the independent auditors of the Company for 2018. The Board approved both recommendations made by the Committee and resolved to include Deloitte’s reappointment to the Company’s shareholders for ratification at the 2018 Annual Meeting.

The Audit Committee
Dale Anne Reiss, Chair
Michael R. Klein
Robert C. Lieber
Dennis D. Oklak

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Michael R. Klein (Chair), Peter Arkley, Robert C. Lieber, Raymond R. Oneglia, Donald D. Snyder and Dickran M. Tevrizian, Jr. The Board has determined that each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE. The duties of the Corporate Governance and Nominating Committee include the following:

•	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

•	Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

•	Evaluating the independence of each director and so advising the Board;

•	Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

•	Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

•	Nominating a Lead Independent Director whose duties include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. During 2017, the Corporate Governance and Nominating Committee did not retain any consultants or other experts. The Corporate Governance and Nominating Committee met five times during 2017.

The independent directors have designated Michael R. Klein, chair of the Corporate Governance and Nominating Committee, to act as the Lead Independent Director. In his capacity as Lead Independent Director, Mr. Klein has the following duties and authority:

•	Chairing any meeting of the independent members of the Board in executive session;

•	Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

•	Serving as a liaison between the Chairman of the Board and the independent directors;

•	Facilitating communications between other members of the Board and the Chairman of the Board; however, each Director is free to communicate directly with the Chairman of the Board;

•	Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•	Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.

We have developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, agents and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are also available in the “Corporate Governance” section of our website at www.tutorperini.com. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; E‑Mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics that apply to our officers, directors, agents and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, will be disclosed on our website promptly following the date of such amendment or waiver.

Compensation Committee

The Compensation Committee currently consists of Donald D. Snyder (Chair), Peter Arkley and Michael R. Klein. Thomas C. Leppert served on the Compensation Committee from March 2017 until February 2018, when he resigned from the Board, and during which period Mr. Arkley was not a member of the Committee. The Board considered who among the remaining independent directors would best fill the Committee seat vacated by Mr. Leppert upon his resignation, and determined that Mr. Arkley was the best choice based on his extensive knowledge of and experience in the construction industry, including knowledge of the compensation practices of the Company’s public and privately held peers. The Board has determined that each member of the Compensation Committee is an independent director, as defined by the NYSE, and meets the additional independence requirements of the NYSE applicable to Compensation Committee members.

The principal powers and duties of the Compensation Committee as established by the Board are as follows:

•

Review and approve the executive compensation programs and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with the Company’s goals and objectives, and competitive with those of comparable firms in the construction industry;

•	Review and recommend to the Board compensation of directors for service on the Board and its committees;

•

Review and approve corporate goals and objectives relevant to the compensation of the Chairman of the Board and Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, and recommend to the independent directors of the Board the CEO’s compensation for the Board’s approval;

•

Pursuant to the authority delegated to it by the Board, review and approve the compensation of other executive officers taking into account such factors as it deems appropriate, including, but not limited to, the recommendations of the CEO;

•

Establish, approve and certify the incentive compensation plans in effect, including (i) participants; (ii) performance goals (including, but not limited to, performance goals intended to meet the requirements of Section 162(m)(4)(C) of the Internal Revenue Code); (iii) payment, if any, of bonuses; (iv) determination of whether the form of payment will be cash, stock or a combination thereof, with the CEO’s incentive compensation to be ratified by the independent directors of the Board; (v) interpret the provisions of the incentive compensation plan(s); and (vi) establish rules and regulations governing the incentive compensation plan(s);

•

Oversee administration of the Perini Corporation Pension Plan, including monitoring investments, approval of significant changes to the plan and such other actions that the committee deems necessary; and

•	Review and approve the Compensation Discussion and Analysis prepared by management, and recommend its inclusion in the proxy statement or Form 10-K.

The Compensation Committee has the authority to retain special consultants to advise the Committee as it considers necessary. These consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve their fees. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) in 2017 to review and provide guidance for the proxy statement and to provide other consultative services related to our compensation programs and practices. In addition, the Compensation Committee consulted Kirkland & Ellis LLP (“K&E”) on certain legal aspects of executive compensation, including our employment and compensation arrangements with our CEO and other executive officers, and our advisory vote proposal on our executive compensation. K&E also advises the Company regarding general corporate, strategic and capital markets matters. The Compensation Committee considered independence factors under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and NYSE rules and concluded that the work performed by Meridian and K&E did not give rise to any conflicts of interest.

The Compensation Committee met 12 times during 2017.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on the aforementioned review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the Company’s 2018 proxy statement for filing with the SEC.

The Compensation Committee
Donald D. Snyder, Chair
Peter Arkley
Michael R. Klein

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a Code of Business Conduct and Ethics for all executive officers, directors, and employees, which addresses potential conflict of interest situations, including related party transactions. Under this Code of Business Conduct and Ethics, any questions involving potential conflict of interest situations are required to be directed to our Chief Compliance Officer, and suspected violations are required to be reported to either the Chief Compliance Officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee or the full Board, as applicable, in accordance with our policies involving potential conflict of interest situations.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement (as subsequently amended, the “Amended Shareholders Agreement”) with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini, which provides for the following:

•Mr. Tutor will be nominated for election to the Board as long as he serves as the Chief Executive Officer of Tutor Perini.

•Mr. Tutor has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of Common Stock and one nominee if the Tutor Group owns less than 22.5% but at least 11.25% of the outstanding shares of Common Stock. Mr. Tutor elected to exercise his right to designate one nominee to the Board when, in November 2013, he designated Mr. Feltenstein for nomination and election to the Board. Accordingly, at each meeting of shareholders at which directors are to be elected, we have agreed to nominate and recommend the shareholder representative’s designee(s) and Mr. Tutor (as long as he serves as our Chief Executive Officer) for election to the Board, subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

•The Tutor Group (see “Board Composition” for discussion of the Tutor Group) has certain registration rights with respect to the shares of the Common Stock acquired pursuant to the merger. After March 8, 2009, Mr. Tutor, as shareholder representative, may require Tutor Perini, on up to three occasions, to register shares of Common Stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering. Additionally, if we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the Common Stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right to decline a request to register shares. Tutor Perini is responsible for paying the expenses of any such registration.

Leased Property

We lease certain facilities at market lease rates from an entity indirectly owned and controlled by Mr. Tutor. Under these leases we paid $2.8 million and recognized expense of $3.2 million for the year ended December 31, 2017. Our participation in these lease agreements was reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter.

O&G Joint Ventures

Mr. Oneglia is Vice Chairman of O&G Industries, Inc. (“O&G”). The Company occasionally forms construction project joint ventures with O&G, in which each partner may provide equipment and services for the projects on customary trade terms. During the year ended December 31, 2017, we had three active joint ventures with O&G including two infrastructure projects in the northeastern United States that are both complete, and one for a project in Los Angeles, California in which the Company’s and O&G’s joint venture interests are 75% and 25%, respectively. Immaterial payments (totaling less than $1 million) were made to O&G by the joint ventures, not the Company, during 2017. Our participation in these joint ventures was reviewed and approved by the full Board in accordance with the Company’s policies. See “Director Independence” for additional information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. No member of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2018. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2018 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte & Touche LLP. Deloitte & Touche LLP has been our independent registered public accounting firm since 2002. Representatives of Deloitte & Touche LLP will be present at the 2018 Annual Meeting of Shareholders, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2017 and 2016, we retained Deloitte & Touche LLP to provide services in the following categories and amounts:

	2017	2016
Audit Fees	$4,114,011	$4,104,542
Audit-Related Fees(1)	59,416	78,799
Tax Fees(2)	320,506	208,989
All Other Fees	—	—
Total Fees	$4,493,933	$4,392,330

____________________________________________________________________________________________________

(1)	Audit-related fees were primarily for assurance services and services that are not required by statute or regulation.
(2)	Consists of fees for tax consulting services, including evaluation of recently issued regulations, as well as the Company’s qualifications for certain tax benefits.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the United States Internal Revenue Code of 1986, as amended (the “Code”). Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval of the services. In those instances, the Audit Committee is required to provide specific pre-approval before engaging our independent registered public accounting firm.

All of the services related to the above fees were pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members, who are required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 3: APPROVAL TO ADOPT THE NEW TUTOR PERINI CORPORATION OMNIBUS INCENTIVE PLAN TO EFFECT THE MERGER OF THE AMENDED AND RESTATED TUTOR PERINI CORPORATION LONG-TERM INCENTIVE PLAN AND THE TUTOR PERINI CORPORATION INCENTIVE COMPENSATION PLAN

The Company currently maintains the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan, as amended and restated on October 2, 2014 (the “Legacy Plan”) and the Tutor Perini Corporation Incentive Compensation Plan adopted on April 3, 2017 (the “Current Plan”, together with the Legacy Plan, the “Historical Plans”). The Compensation Committee believes that a new Tutor Perini Corporation Omnibus Incentive Plan (the “Plan”), which merges the Legacy Plan and the Current Plan, is desirable in order to reduce the effort and cost of administering the Company’s equity program and to simplify certain terms of the Plan. The Compensation Committee also believes that a new Plan is desirable in order to continue to provide long- and short-term equity-based and cash-based incentive awards to key employees and continue to provide key employees strategic alignment with shareholder interests and achievement of retention goals of key employees. The Plan permits the issuance of shares authorized under the Current Plan as well as previously authorized shares subject to outstanding awards under the Historical Plans that may be forfeited, cancelled or held back for net settlement. The Historical Plans will govern all outstanding awards as of April 10, 2018; however, no new awards will be granted under the Historical Plans.

Based on its review of the Plan, the Compensation Committee recommended to the Board that the Plan be adopted. It is common practice for public companies to have incentive plans that utilize share-based awards to reward and motivate their executives, and executives of public companies expect share-based awards to be part of their long-term compensation. Accordingly, the Board recommends that the Company’s shareholders approve the Plan for the following reasons:

•

The Plan ensures that the Company is able to continue its long-term, share-based incentive strategy, which is a critical element of its Pay-for-Performance compensation philosophy designed to align incentives for key employees with the creation of shareholder value;

•

The Plan provides the Company with the means to retain and attract the executive talent needed to ensure the future success of the Company, which is increasingly critical given the project opportunities ahead and the competition that the Company faces for executive talent;

•	The merger of the Historical Plans into the Plan reduces the administrative cost and expense required to manage multiple plans;

•	The Plan reflects changes in the law as a result of the Tax Cuts and Jobs Act of 2017; and

•

As in the Current Plan, the Plan provides for a minimum vesting of one-year, with certain limited exceptions, on share-based awards and prohibits the payment of cash dividends on unvested awards; both are provisions designed to further align the Plan with shareholders’ interests, based on feedback we have received.

Summary Description of the Plan. The following is a summary of the principal features of the Plan. The summary is not a complete description of all the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan, which is attached to this Proxy Statement as Exhibit A.

Plan Administration. The Plan is administered by the Compensation Committee of our Board of Directors (the “Administrator”), which has full power to select the eligible individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan. The Administrator may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals. In addition, the Administrator may not reprice outstanding options.

Eligibility and Limitations on Grants. All full-time and part-time officers, employees, non-employee directors and other key persons of Tutor Perini and its subsidiaries are eligible to participate in the Plan, subject to the discretion of the Administrator.

The Plan permits the issuance of awards for up to an aggregate of 2,239,364 shares, which is the number of shares authorized under the Current Plan (2,335,000), less shares issued since the inception of the Current Plan (95,636). As of April 10, 2018, 1,620,000 of these shares have been awarded and remain outstanding, and 619,364 of these shares remain subject to grant pursuant to new awards under the Plan. Consistent with the Historical Plans, any shares that are included in an award and that are forfeited, cancelled or held back for net settlement will be added back to the amount of shares available for award under the Plan. In addition, the Plan permits the issuance of awards for up to an aggregate of an additional 3,543,022 shares, which corresponds to the number of shares that are subject to awards currently outstanding under the Legacy Plan (3,179,931) plus the number of shares that were subject to awards that were granted under the Legacy Plan but have been forfeited since the Legacy Plan was frozen in 2017 (363,091). Awards for these additional 3,543,022 shares may be issued if, and only to the extent that, shares subject to awards that were granted under the Legacy Plan are, or have been, forfeited, cancelled or held back for net settlement, thereby preserving the share recycling feature of the Legacy Plan. In summary, the Plan permits the issuance of awards for a total number of shares up to an aggregate of 5,782,386 (2,239,364 shares from the Current Plan, plus 3,543,022 related to potentially recycled shares from the Legacy Plan). With enactment of the Tax Cuts and Jobs Act of 2017, Section 162(m) performance-based award (including stock option) grant size limits are no longer required. However, in the interest of good governance, the Company has maintained certain limits.  Specifically, (i) the maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 800,000 shares of Common Stock (subject to adjustment for stock splits and similar events) for any calendar year period, (ii) the maximum number of shares of Common Stock granted to any one individual with respect to an award other than stock options or stock appreciation rights will not exceed 500,000 shares of Common Stock (subject to adjustment for stock splits and similar events, and with respect to performance-based awards the 500,000 share limit shall apply to the number of shares of Common Stock that can be issued at target performance pursuant to such award) for any calendar year period, and (iii) the maximum annual cash incentive award that may be granted to any one individual will not exceed $6,000,000 with respect to any calendar year. The minimum vesting period for all future awards under this Plan shall be one year, with certain limited exceptions as specified in the Plan.

Stock Options. Options granted under the Plan may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Incentive stock options may be granted only to employees of Tutor Perini or any subsidiary. To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of ten percent shareholders. Options granted under the Plan will be non-qualified stock options if they (i) fail to qualify as incentive stock options, (ii) are granted to a person not eligible to receive incentive stock options under the Code, or (iii) otherwise so provide, and may be granted to any persons eligible to receive incentive stock options and to non-employee directors and other key persons.

The Administrator has authority to determine the terms of options granted under the Plan. However, options must be granted with an exercise price that is not less than the fair market value of the shares of Common Stock on the date of the option grant. The term of each option will be fixed by the Administrator but may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the Plan may be exercised for cash or by transfer to Tutor Perini (either actually or by attestation) of shares of Common Stock that are not then subject to restrictions under any Tutor Perini stock plan, and that have a fair market value equivalent to the option exercise price of the shares being purchased. Subject to applicable law, options granted under the Plan also may be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us.

Stock Appreciation Rights. The Administrator may award a stock appreciation right (“SAR”) either as a freestanding award or in tandem with a stock option. The term of each freestanding SAR will be fixed by the Administrator but may not exceed ten years. The term of a SAR granted in tandem with a stock option shall be the same as the related stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding SAR, the price per share specified in such SAR) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, in shares of Common Stock, or a combination thereof, as determined by the Administrator. The exercise price per share of SARs may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant.

Prohibition on Repricing of Stock Options and SARs without Shareholder Approval. The Administrator may not implement any of the following repricing or cash-out programs without obtaining shareholder approval: (i) reduce the exercise price of an outstanding stock option or an outstanding SAR; (ii) cancel outstanding stock options or outstanding SARs in exchange for other stock options or other SARs with an exercise price that is less than the exercise price of the cancelled stock options or cancelled SARs, as applicable; or (iii) cancel an outstanding stock option or an outstanding SAR with an exercise price that is less than the fair market value of a share of Common Stock on the date of cancellation in exchange for cash or another award.

Restricted Stock Awards. The Administrator may grant shares, at a purchase price (which may be zero, subject to the limitations of applicable law) determined by the Administrator, of Common Stock to any participant subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with Tutor Perini through a specified vesting period, as determined by the Administrator. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years, provided that the awards may vest ratably over such period. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.

Deferred Stock Awards. The Administrator also may award phantom stock units or restricted stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of Common Stock and/or cash and may be subject to such conditions and restrictions as the Administrator may determine, including the achievement of certain performance goals and/or continued employment with Tutor Perini through a specified vesting period. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years, provided that the awards may vest ratably over such period. During the deferral period, subject to terms and conditions imposed by the Administrator, the deferred stock awards may be credited with dividend equivalent rights (discussed below). Subject to the consent of the Administrator, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

Unrestricted Stock Awards. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) of Common Stock that are free from any restrictions under the Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights that entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents shall be credited to a dividend book entry account on behalf of the holder, provided that such dividend equivalents shall be paid at the same time that the dividend equivalent rights are vested. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Limitations on Vesting. No award granted under the Plan shall vest earlier than the first anniversary of its date of grant, unless such award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to a grantee. This limitation does not apply to awards granted to non-employee directors of the Company and an aggregate of up to 5% of the maximum number of authorized shares that may be granted under the Plan.

Performance Awards. The Administrator may grant awards under the Plan that vest and are paid based on attainment of specified performance goals established by the Administrator. These performance goals may be based on the attainment (on an annual and/or cumulative basis and on an absolute and/or relative basis) of a certain target level of or a specified increase or decrease in criteria selected by the Administrator, including but not limited to the following:

•	earnings per share
•	operating income
•	gross income
•	net income (before or after taxes)
•	operating cash flow
•	gross profit
•	gross profit return on investment
•	gross margin return on investment
•	gross margin
•	operating margin
•	working capital
•	earnings before interest and taxes
•	earnings before interest, tax, depreciation and amortization
•	return on equity
•	return on assets
•	return on capital
•	return on invested capital
•	revenue
•	revenue growth
•	recurring revenues

•	sales or market share
•	total shareholder return
•	economic value added
•	safety
o	OSHA Recordable Incident Rate
o	Lost Time Case Rate
o	Lost Workday Rate
o	Days Away/Restricted or Job Transfer Rate (DART Rate)
o	Experience Modification Rate (EMR)
•	individual performance
•

specified objectives with regard to limiting the level of increase in all or a portion of Tutor Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Tutor Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion

•	the fair market value of the shares of Tutor Perini’s Common Stock
•	the growth in the value of an investment in Tutor Perini’s Common Stock assuming the reinvestment of dividends
•	reduction in operating expenses

The Administrator may provide in any award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) discontinued operations; (g) foreign exchange gains and losses; (h) gains and losses that are infrequent in occurrence and unusual in nature; or (i) an event either not directly related to the operations of Tutor Perini or not within the reasonable control of Tutor Perini’s management.

The Administrator retains the discretion to adjust otherwise payable awards downward or upward, either on a formula or discretionary basis or any combination, as the Administrator determines, in its sole discretion. Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

Any performance goal may, as the Administrator deems appropriate, (i) relate to the performance of Tutor Perini or any Subsidiary as a whole or any business unit or division of Tutor Perini or any Subsidiary or any combination thereof; (ii) be compared to the performance of a group of peer companies, or published or special index; (iii) be based on change in the applicable performance criteria over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change); (iv) relate to or be compared to one or more other performance criteria; or (v) any combination of the foregoing.

Other Cash-Based Awards. The Administrator may grant other cash-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Administrator determines in its sole discretion. Other cash-based awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Administrator may accelerate the vesting of such awards at any time in its sole discretion.

Tax Withholding. Participants under the Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have their tax withholding obligations satisfied either by authorizing us to withhold shares of Common Stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of Common Stock having a value equal to the amount of such taxes.

Adjustments for Stock Dividends, Mergers, etc. The Administrator may make appropriate adjustments to the number of shares of Common Stock that are subject to the Plan and to any outstanding stock options to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of Tutor Perini, the Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or other awards.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the Plan and the Administrator may at any time amend or cancel any outstanding award, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent subject to certain exceptions. These exceptions permit the Administrator to amend outstanding awards to adjust for the occurrence of certain unusual or nonrecurring events and to conform to legal requirements without the written consent of the award recipient. Any amendments that materially change the terms of the Plan, including any amendments that increase the number of shares reserved for issuance under the Plan, expand the type of awards available, materially expand the eligibility to participate or materially extend the term of the Plan, or materially change the method of determining fair market value, will be subject to approval by our shareholders. To the extent required by the Code to ensure that options granted under the Plan qualify as incentive stock options or that compensation earned under awards granted under the Plan qualify as performance-based compensation under the Code, Plan amendments shall be subject to approval by our shareholders.

Term of the Plan. No award will be granted under the Plan on or after the tenth anniversary of the Effective Date, but awards granted prior to the tenth anniversary may extend beyond that date. Subject to approval of the Plan by our shareholders and to the requirement that no stock may be issued under the Plan prior to shareholder approval, stock options and other awards may be granted under the Plan on and after adoption of the Plan by the Board of Directors.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and Tutor Perini will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of Common Stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to Tutor Perini.

If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of Common Stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of Common Stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Section 280G of the Code (as described below), Tutor Perini generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and Tutor Perini will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of Common Stock. Subject to the limitations under Section 280G of the Code (as described below), Tutor Perini will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of Tutor Perini is subject to applicable federal tax rules; (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income; (iii) certain awards under the Plan may be subject to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation); and (iv) if the exercisability or vesting of any award is accelerated because of a change in control, such award (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes. Officers and directors of Tutor Perini subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Future Plan Awards. The terms and number of options or other awards to be granted in the future under the Plan are to be determined in the discretion of the Compensation Committee. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

Equity Compensation Plan Information for 2017

As of December 31, 2017, the Historical Plans had outstanding securities and securities available to be awarded, as follows:

Number of securities
	to be issued upon	Weighted-average	Remaining securities
	exercise of outstanding	exercise price	available to be awarded
	stock options and restricted	of outstanding	under share-based
Plan Category	stock units	stock options	compensation plan
Equity Compensation Plans Approved by Security Holders:
Historical Plans	4,360,018	$20.66	1,554,364
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	4,360,018	$20.66	1,554,364

Required Vote

The affirmative vote of a majority of the votes duly cast is required to approve this Proposal 3.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL TO ADOPT THE NEW TUTOR PERINI CORPORATION OMNIBUS INCENTIVE PLAN

PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act requires that the Company seek an advisory (non-binding) vote from its shareholders to approve the compensation of our named executive officers (“NEOs”), as disclosed in the CD&A and tabular disclosures of this proxy statement.

As described in detail in the CD&A, we seek to provide our executives with appropriate incentives to drive the success of our business. We strive to design an executive compensation program that is primarily performance-based, encourages executives to further the overall business strategy of the Company and aligns our NEOs’ interests with those of our shareholders. We provide compensation that is highly competitive and designed to attract and retain high-quality executives that can deliver successful results.

Since 2017, the Company and the Compensation Committee have made considerable improvements with regard to executive compensation, directly in response to various concerns expressed by shareholders and independent proxy advisors. These areas of improvement include diversification of performance metrics, increasing the length of performance periods for long-term incentive compensation, reductions of share pledging, linking CEO pay more closely to performance and better explaining the level of CEO pay, among others (see details starting on page 29). The improvements demonstrate the Company’s regard for its shareholders’ opinions and its willingness to effect changes necessary to warrant shareholder support for its executive compensation.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this proxy statement. We believe that the Company’s executive compensation program has been effective at appropriately aligning pay and performance and enabling the Company to attract and retain highly talented executives within our industry.

The vote on this resolution, commonly referred to as the “Say on Pay” resolution, is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with its on-going evaluation of and future decisions regarding additional changes and improvements to the Company’s executive compensation program.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation awarded by the Company to the Named Executive Officers, as described in the CD&A, tabular disclosures and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers:

Name	Age	Position
Ronald N. Tutor	77	Chairman of the Board and Chief Executive Officer
Gary G. Smalley	59	Executive Vice President and Chief Financial Officer
James A. Frost	65	President and Chief Operating Officer
Leonard J. Rejcek	62	President and Chief Executive Officer of the Building Group (since June 6, 2017)
Craig W. Shaw	63	Executive Vice President and Chief Executive Officer of the Building Group (through June 6, 2017)

For biographical summaries of Mr. Tutor and Mr. Frost, who are also directors, see Proposal 1 starting on page 4.

Gary G. Smalley has served as Executive Vice President and Chief Financial Officer of Tutor Perini Corporation since September 2015. Previously, he held several financial management roles, also in the engineering and construction industry, during nearly 24 years with Fluor Corporation (“Fluor”). With Fluor, he served as Senior Vice President and Controller for seven years, as Group Chief Financial Officer for one of Fluor's business segments, as Vice President of Internal Audit and in several other financial operations roles in Australia, Chile, Mexico and the United States. Prior to joining Fluor, he held audit positions with Ernst & Young LLP and J.P. Stevens and Company. Mr. Smalley holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Business Administration from Northwestern University. He is a Certified Public Accountant, Certified Fraud Examiner and a Chartered Global Management Accountant.

Leonard J. Rejcek has served as President and Chief Executive Officer of Tutor Perini’s Building Group since June 2017. Mr. Rejcek also serves as President and Chief Executive Officer of Tutor Perini Building Corp., a wholly-owned subsidiary within the Company’s Building Group. Mr. Rejcek has over 33 years of experience in the construction industry, most recently providing construction consulting services from 2013 to 2017, and prior to that serving as President and Chief Operating Officer of Manhattan Construction Company from 2006 to 2013. Mr. Rejcek holds a Bachelor of Science in Building Construction from Texas A&M University and has been recognized as a distinguished alumnus of the Texas A&M School of Architecture.

Craig W. Shaw served as Executive Vice President and Chief Executive Officer of Tutor Perini’s Building Group from May 2013 through June 2017. He continues to serve the Company as an Executive Vice President focusing on preconstruction services and large project pursuits. Mr. Shaw also previously served as President and Chief Executive Officer of Tutor Perini Building Corp., one of the business units within the Building Group, from May 2007 through June 2017. Prior to that, he served in various project and executive management positions, including as President of Perini Building Company after joining the Company in 1978. Mr. Shaw holds a Bachelor of Science in Construction Engineering from Arizona State University.

Our officers are elected on an annual basis at the Board of Directors’ meeting immediately preceding the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ meeting preceding the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section addresses executive compensation in 2017 for our named executive officers (“NEOs”): Ronald N. Tutor, Gary G. Smalley, James A. Frost, Leonard J. Rejcek and Craig W. Shaw. Our core compensation philosophy is based on the concept of pay-for-performance. Accordingly, our executive compensation program is predicated on providing performance-based compensation to our NEOs that can allow them to earn amounts that are greater than their base salary if they achieve financial goals that the Compensation Committee and the Board believe are critical to enhancing shareholder value. The following discussion will cover our executive compensation practices and the unique factors that play into these practices. We will discuss our 2017 financial highlights, the outcome of the 2017 advisory vote on our executive compensation, our robust shareholder outreach efforts and the progress and improvements we have made on governance and executive compensation. Finally, we will discuss the process the Compensation Committee follows in deciding how to compensate our NEOs and the various elements of the NEOs’ compensation.

EXECUTIVE COMPENSATION PROGRAM AND PRACTICES

Tutor Perini’s executive compensation program is designed to reflect appropriate compensation practices aligned with the needs of our business. Below is a summary of our compensation practices that drive performance in alignment with shareholder interests, followed by a list of those we do not practice.

WHAT WE DO:

Pay-for-Performance Philosophy – The majority of executive compensation for our NEOs is performance-based and is tied to our financial performance. We utilize aggressive, but achievable, performance targets to provide our executives strong incentives to maximize shareholder value. As a result, our NEOs may earn significantly less than their potential targeted total compensation in a given year due to forfeitures of some or all of their short- and long-term incentive compensation. See page 33 for further details.

Ongoing Shareholder Outreach Program – We maintain an open and regular dialogue with our institutional shareholders to understand their views about our executive compensation program and to provide the Company’s compensation perspectives. See page 29 for further details.

Benchmarking – We benchmark our NEOs’ compensation annually against our peer group when evaluating and setting our executive compensation.

Double-Trigger Equity Acceleration upon a Change-in-Control – The Company has implemented double-trigger equity acceleration upon a change-in-control for long-term incentive equity awards, which provides for immediate vesting upon a change-in-control only if the executive is involuntarily terminated (without cause) in conjunction with that change-in-control.

Stock Ownership Policy – The Company maintains a stock ownership policy whereby the Chief Executive Officer and the Chief Executive Officer’s direct reports are expected to maintain stock ownership levels, dependent on their role, within five years of appointment. The Chief Executive Officer is subject to a guideline of six times base salary and executive officers that report directly to the Chief Executive Officer are subject to a guideline of three times base salary. As of the most recent measurement date, all NEOs are in compliance with the policy. In addition, the Company’s non-employee directors are expected to maintain stock ownership at a level representing at least five times the directors’ annual cash retainer within five years from the date of their election to the Board. As of the most recent measurement date, all non-employee directors are in compliance with the policy.

Stock Retention Policy – NEOs, as well as non-employee directors and certain other executives designated by the Compensation Committee, are required to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, non-employee directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy – The Company has a clawback policy whereby any future short- and long-term incentive awards are subject to a clawback provision allowing the Company to recoup any incentives earned based on financial information that is later restated, in specific circumstances.

Mitigation of Undue Risk – Our compensation program has provisions to mitigate undue risk, including caps on the maximum level of payouts and clawback provisions. Risk identification and mitigation processes established by management and our Board’s oversight of these processes also serve to deter unacceptable risk taking. In summary, we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company.

Independent Executive Compensation Consultant – The Compensation Committee worked with an independent executive compensation consultant on compensation-related matters. The consultant provided no other services to Tutor Perini.

WHAT WE DON’T DO:

No Excise Tax Gross-Ups Upon Change-in-Control – The Company has no agreements in place that would provide Section 280G excise tax gross-ups to any NEO in the event of a termination following a change-in-control, and the Company will not enter into any new agreements that would provide such gross-ups.

No Repricing of Underwater Stock Options
No Discounted Stock Option Grants
No Permitted Hedging, Short Sales or Derivative Transactions in Company Stock

2017 FINANCIAL HIGHLIGHTS AND BUSINESS OUTLOOK

Our executive compensation program is designed to incentivize NEOs and employees to deliver superior financial results, which we believe will directly translate into shareholder value creation.

2017 Financial Highlights

•

Generated $163.6 million of cash from operating activities (a record annual level) through management’s intense focus on working capital management, including improving the Company’s billing and collections cycle.

•	Operating cash flow generation was 44.3% better than 2016.

•	Operating cash exceeded net income for the second consecutive year.

•	Added approximately $5.8 billion of new awards* and adjustments to existing contracts.

•	Increased backlog* by 17% year-over-year, ending the year with a strong backlog of $7.3 billion, more than three-quarters of which is associated with higher-margin civil and specialty projects.

As a result of the Company’s financial performance in 2017, particularly with respect to the record operating cash generation, most of our NEOs earned above-target annual incentive (bonus) compensation awards for the year. For more information, see “Annual Incentive Compensation” starting on page 37.

Business Outlook

•	We have booked more than $1.6 billion of new awards in the first quarter of 2018 and anticipate backlog growth in 2018.

•	We expect profitable growth and solid operating cash results, with operating cash again exceeding net income in 2018.

•	We anticipate higher operating profit in 2018 as a result of better operating margins in our Specialty Contractors segment and consistent operating margins in our Civil and Building segments.

•

Significant bipartisan support and a strong focus on infrastructure spending—from the passage of $200 billion of voter-approved transportation measures in recent elections to the Trump Administration’s proposed $1.5 trillion infrastructure spending program—is bolstering demand across our end markets.

•

Even before the impact of the above-mentioned factors, we have already seen and continue to experience robust demand and a high level of bidding activity across our business, and we expect this activity to continue over at least the next several years.

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*New awards and backlog, as presented herein, are supplemental measures of our performance. These measures are not required by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management uses new awards and backlog to assist in forecasting future results.

o	New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.

o

Backlog in our industry is a measure of the total value of work that is remaining to be performed on projects that have been awarded. We include a construction project in our backlog when a contract is awarded or when we have otherwise received written definitive notice that the project has been awarded to us and there are no remaining major uncertainties that the project will proceed (e.g., we believe adequate funding is in place).

Tutor Perini’s Five-Year Stock Performance

For the five-year period ending December 31, 2017, our stock price increased at a 13.1% compounded annual growth rate (CAGR), compared to a 7.5% average CAGR for the publicly traded companies in our peer group. Tutor Perini ranked at the 67th percentile among its publicly traded peers for this five-year CAGR measurement.

WHERE WE HAVE BEEN AND WHERE WE ARE GOING

2017 Advisory Vote on Executive Compensation

At our 2017 Annual Meeting of Shareholders, less than a majority of the votes cast by our shareholders supported the executive compensation of our NEOs. The Company and the Compensation Committee considered the result of the voting in assessing whether there was a need for modification or enhancement of our executive compensation program and other governance issues. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term shareholder value creation, they have taken significant steps toward addressing many of the most common concerns expressed by our shareholders and proxy advisory firms. Further details about these efforts are discussed below.

Shareholder Outreach Program

Since 2012, we have conducted an ongoing shareholder outreach program to maintain an open and regular dialogue with our institutional shareholders to understand their views and concerns regarding our executive compensation program. Additionally, this outreach program is intended to provide insight to our shareholders regarding the Company’s unique evolution, history and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, industry focus and operations. Our outreach program has included productive discussions regarding certain policy changes the Company has implemented over the past few years in light of its recent advisory votes on executive compensation.

Most recently, in early 2018, we invited our top 28 institutional shareholders, representing nearly two-thirds of our outstanding shares, as well as two of the largest independent proxy advisory firms, to discuss their views and proxy voting guidelines with respect to our executive compensation program and disclosures. As a result, we held discussions with institutional shareholders that represented approximately 33% of our shares outstanding, and also with the largest independent proxy advisory firm. Topics discussed with shareholders recently, as well as over the past few years, have included the level of CEO compensation, our compensation disclosure, equity award vesting periods, performance-based vesting criteria and metrics, board and committee composition, share pledging, voting standards for director elections, talent management and succession planning. The participants of Tutor Perini’s shareholder outreach team consist of our Chief Financial Officer, our Vice President of Investor Relations and the chair of our Compensation Committee. The Company and the Compensation Committee intend to continue to expand this outreach program by increasing the frequency of its outreach efforts in order to facilitate shareholder input into the Company’s compensation philosophy.

Recent Actions Taken Based on Shareholder and Proxy Advisor Feedback

The following table summarizes various concerns that have been expressed by shareholders and proxy advisors and how we have addressed the issues:

Concern	How We Have Been Responsive
1.Need for greater transparency regarding shareholder outreach feedback and actions taken in response to that feedback

We have provided details in the CD&A regarding concerns expressed by shareholders and independent proxy advisors and the various changes we have implemented to address the concerns, from both a compensation and governance perspective.

2.Mixed responsiveness to low Say on Pay vote	The Company and Compensation Committee have taken various significant steps detailed in this CD&A, to make executive compensation and governance improvements requested by shareholders.

Concern	How We Have Been Responsive
3.CEO pay-for-performance	No salary increase was approved for our CEO in 2017.
4.Level of total CEO compensation

Mr. Tutor’s total compensation is lower than some of the CEOs in our peer group, including two CEOs whose respective company’s five-year stock performance has been substantially lower in comparison to Tutor Perini’s performance. In addition, while our pay-for-performance-based executive compensation program can reward strong performance with high compensation, our NEOs can receive and have, in fact, received far less than their targeted and proxy-reported compensation when performance goals are not achieved.

For example, in 2015, Mr. Tutor forfeited approximately $8.3 million of unearned short- and long-term incentive compensation because performance targets were not met, and in 2017, Mr. Tutor forfeited approximately $5.6 million of unearned long-term incentive compensation related to his initial 3-year relative total shareholder return (TSR) based equity grant (see page 41).

To make the foregoing points more clear, since 2017 we have included enhanced disclosures regarding Mr. Tutor’s significant value to the Company, the Company’s historical private company heritage and the key differences between Mr. Tutor and other CEOs in our industry (see "Unique Factors" section on page 35) to help explain his level of compensation. Finally, Mr. Tutor’s total realized compensation over the last three years (see page 44) was significantly lower than his total compensation as required to be reported in the proxy on the Summary Compensation Table (page 42).

5.Composition of peer group

In response to shareholder concerns, beginning in 2018 the Company will no longer include privately held companies or U.S. subsidiaries of foreign parent companies in its peer group used for executive compensation purposes.

6.Lack of diversity in performance metrics for short-term incentive compensation

In response to suggestions that the Company utilize metrics other than pre-tax income for annual incentive compensation, beginning in 2017 the Company and Compensation Committee implemented the following performance metrics for short-term (annual bonus) incentive compensation: pre-tax income (50% weighting); operating cash flow (30%); safety (10%); and individual performance (10%). The addition of the operating cash flow metric had an immediate positive effect, helping the Company to generate a record level of operating cash flow in 2017. Furthermore, the addition of the safety metric has positively resulted in an even greater focus on a culture of safety throughout the Company’s operations.

Concern	How We Have Been Responsive
7.Lack of a performance metric or other mechanism to incentivize cash flow generation

The Company utilizes a quality of earnings metric for annual (bonus) incentive compensation. This metric is intended to ensure that each business unit’s annual bonus payments are fully paid provided that the business unit’s annual pre-tax income does not include a substantial amount of unapproved change orders or claims recorded at the business unit. In other words, if a business unit achieves its annual pre-tax income performance target, a secondary test is performed to ensure that the achievement did not include an excessive amount of unapproved change orders or claims for which cash collection could be significantly delayed. The goal in utilizing this metric is to motivate business unit and other key executives to promptly get their change orders and claims approved, resolved and invoiced for collection.

This metric, in addition to the operating cash flow metric described above in #6, has enabled the Company to significantly improve its operating cash flow over the past two years.

8.Lack of diversity in performance metrics for long-term incentive compensation

In 2017, the Company and the Compensation Committee implemented a policy requiring all new long-term incentive performance-based awards to include at least one relative return metric, such as 3-year relative TSR, and discontinued its use of pre-tax income as the sole performance measure for long-term incentive awards.

9.Short (one-year) performance periods for most long-term incentive compensation awards	In 2017, the Company and Compensation Committee implemented a policy to cease utilizing one-year performance periods for future long-term incentive awards.
10.Short minimum vesting period for long-term incentive compensation plan

Our Incentive Compensation Plan includes a one-year minimum vesting period for awards under the Plan, with the exception of awards to non-employee directors. Furthermore, time-based (or service-based) restricted stock and RSU awards are subject to a three-year minimum vesting period. (However, as is common practice, we may grant up to 5% of the share pool without subjecting such grants to the minimum vesting requirement.)

11.Lack of a relative return-based metric for most long-term incentive compensation awards

As mentioned above, in 2017 the Company and Compensation Committee implemented the use of at least one relative return metric, such as 3-year relative TSR, for its long-term incentive compensation performance-based awards.

12.Alignment of annual incentive compensation between CEO and other NEOs

In 2017, the Compensation Committee improved the alignment between the CEO and other NEOs with respect to annual incentive compensation payout opportunities. Previously, through 2016, our NEOs’ potential annual bonus payouts were capped at 100% of target, except for our CEO’s bonus, which was capped at approximately 143% of target. Beginning in 2017, Mr. Frost and Mr. Smalley were eligible for a maximum potential bonus payout at 150% of target, and beginning in 2018 all NEOs other than the CEO are eligible for the same maximum potential bonus payout. Providing above-target maximum payouts to NEOs is common practice among companies in our peer group. Our CEO’s maximum bonus payout was also increased in 2017 from 143% of target to 200% of target, which is consistent with the maximum payouts provided to various CEOs in our peer group. See page 38 for further details regarding the payout ranges for all our NEOs. Maximum payouts that are above 100% of target can only occur in cases where performance is well above target.

Concern	How We Have Been Responsive
13.Cash bonus paid to CEO in 2015 for succession planning

The Compensation Committee understands shareholders’ concerns related to this bonus. The Committee’s primary objective in making this award, beyond its desire to identify and select an appropriate successor to our current CEO, was to substantially deepen the broader leadership team by identifying and hiring a number of qualified executives to help assume the substantial number of diverse responsibilities that have been borne principally by the current CEO. This effort continues and has already helped prepare the Company for the large influx of civil project opportunities believed to be on the horizon. The $1.25 million portion of our CEO’s original $5.0 million succession planning bonus that has not yet been paid remains payable to him upon his completion of certain succession plan milestones. Beyond this final payment of that original bonus, the Compensation Committee has no current plans to consider significant future bonuses to our CEO that could be considered discretionary.

14.Share pledging

The number of shares pledged by Mr. Tutor was decreased significantly in 2017, from 4.5 million to 2.5 million shares. The remaining shares pledged by Mr. Tutor now represent a substantially smaller portion of the approximately 8.8 million shares he owns. In 2017, Mr. Frost did not completely unwind his pre-existing pledge arrangements, but the number of shares pledged by Mr. Frost decreased significantly, from 447,266 to 229,861 shares and, as a result, now represent a substantially smaller portion of the 577,276 shares he owns. The 229,861 shares are subject to a long-standing pledge by Mr. Frost as collateral for a long-standing loan. No other director or NEO has any pledged shares. Furthermore, in 2017 the Company implemented a policy that discourages future share pledging for NEOs and directors, encourages the continued unwinding of existing share pledges for NEOs and limits any future share pledging for NEOs and directors to 30% of the shares owned by the pledgor.

15.No specific prohibition in equity plan against payment of dividends on unvested shares

Our Incentive Compensation Plan now more clearly prohibits the payment of dividends on any unvested shares (for both time-based and performance-based awards). Note that this is a clarification of the Company’s policy since we have not previously paid dividends on unvested shares.

Establishing Executive Compensation

Compensation Philosophy, Objectives and Risk Assessment

Our executive compensation program is built upon the philosophy of “pay-for-performance” and is intended to:

•

Link executive compensation to our business strategy. The Company’s executive compensation program is intended to reward progress made toward the achievement of strategic business goals. The Company expects the substantial volume of large infrastructure project opportunities on the horizon to result in backlog growth, higher revenue, improved profitability and strong operating cash flow. With the improved financial performance, key employees have the opportunity to benefit from higher performance-based incentive compensation payouts that could be further enhanced in some cases if the Company’s market valuation also improves.

•

Provide compensation that is highly competitive. The Company’s executive compensation program is designed to provide a highly competitive pay package to attract and retain the most qualified executive talent with the ability to secure, manage and successfully execute profitable projects. We aim to provide total target compensation (i.e., the sum of base salary, target annual bonus compensation and target long-term incentive compensation) to our NEOs that is in or near the upper quartile with respect to company peers and, in situations involving extraordinary performance and value to the Company, provide total compensation to our NEOs that may reach the top end of market pay.

•

Have a significant portion of pay that is performance-based. The Company expects superior performance in return for superior compensation. Our executive compensation program rewards executives when performance results meet or exceed pre-determined targets. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company relative to these targets. As detailed below beginning on page 34, the majority of our NEOs’ total target compensation is performance-based, or “at risk.”

•

Align the interests of NEOs with those of shareholders. The Compensation Committee believes that executives should have a meaningful ownership interest in the Company and, as such, maintains and regularly reviews executive stock ownership guidelines. In addition, our executive compensation program is designed to align our NEOs’ interests with the interests of shareholders, who desire long-term value creation.

In recognition of the cyclicality and variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and our shareholders. This incentive approach provides greater rewards for higher performance and has been effective in retaining and motivating our highest-performing key executive talent. As a result, our compensation practices for our NEOs have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon the Company’s strategic goals, an executive’s superior performance and the value of the executive to the Company. Importantly, the vast majority of the periodic long-term incentive equity grants to our current NEOs during the past five years have been performance-based.

The Company and its industry remain at a crucial point for attracting and retaining top executive talent. There is substantial pent-up demand following decades of underinvestment in public infrastructure and a current environment of strong bipartisan support that is conducive to infrastructure spending. Given this backdrop and the strong demand we continue to experience even before the swell of new infrastructure spending arrives, we anticipate an extraordinary period of even greater demand driven by large complex civil projects over at least the next several years. Therefore, it is critically important that we maintain an executive compensation program that is most attractive and rewarding to our key executives and prospective new executives.

The Compensation Committee reviews the Company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company's strategic goals or other relevant factors. As detailed earlier in this CD&A, the Company and Compensation Committee have made significant progress and improvements to our executive compensation program in response to shareholder and proxy advisor feedback and have also worked with the Board to effect certain governance improvements.

Management and the Compensation Committee review annually the incentive compensation we provide to our NEOs in relation to market data for our peer group, including evaluating the mix of compensation elements, performance metrics and targets, and risk management practices. Based on this review, the Company and the Compensation Committee concluded that our executive compensation program is designed to appropriately align compensation for our NEOs and other executives with our business strategy and does not encourage behavior that could create material adverse risks to the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions and independent Compensation Committee oversight of compensation plans. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants that all contribute to a balanced pay program.

To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our other NEOs. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Compensation Committee for approval of base salary and the metrics and targets for both annual incentive (bonus) compensation and long-term incentive equity awards. The Compensation Committee also reviews the CEO’s performance and, based on his performance, makes recommendations regarding CEO compensation to the independent directors of the Board for approval. Additionally, the Compensation Committee reviews available competitive external market data. As part of this process, the Compensation Committee occasionally receives independent advice and recommendations from Meridian, which serves as the Compensation Committee’s executive compensation consultant.

The Compensation Committee, at its regularly scheduled March meeting, reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year to executive officers. The Compensation Committee, also at this time, reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation for subsequent approval. The Compensation Committee may set salary for the CEO and approve cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.

Our Compensation Targets

We do not target a specific mix of pay for our executive officers. We set base salary, annual incentive and long-term incentive compensation opportunities and target total compensation annually, in light of our evaluation of competitive market factors. Concurrent with that process, we review pay levels for peer company executives, and each executive officer’s performance and experience. This process provides guidelines for establishing the mix of pay for our executives, in terms of short-term versus long-term compensation. As reflected in the following charts, long-term performance-based incentive compensation made up 60% of target total compensation for our CEO and 45% on average for our other NEOs in 2017. The total portion of performance-based compensation (includes both the annual and long-term incentive compensation) was 84% of our CEO’s target total compensation and averaged 58% for our other NEOs target total compensation in 2017. These significant percentages of pay “at risk” reinforce the alignment of our executive officers with our shareholders.

CEO - BASE SALARY, ANNUAL INCENTIVE COMPENSATION (IC) AND LONG-TERM INCENTIVE COMPENSATION (LTIC) AS A PERCENTAGE OF TARGET TOTAL COMPENSATION FOR 2017 16% Base Salary 60% LTIC (performance-based) 24% Annual IC (performance based)

OTHER NEOs - AVERAGE BASE SALARY, ANNUAL INCENTIVE COMPENSATION (IC) AND LONG-TERM INCENTIVE COMPENSATION (LTIC) AS A PERCENTAGE OF TARGET TOTAL COMPENSATION FOR 2017 15% Base Salary 45% LTIC (performance-based) 26% LTIC (time-based) 13% Annual IC (performance based) 1% Other(1)

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OTHER NEOs ‐ AVERAGE BASE SALARY, ANNUAL INCENTIVE COMPENSATION (IC) AND LONG‐TERM INCENTIVE COMPENSATION (LTIC) AS A PERCENTAGE OF TARGET TOTAL COMPENSATION FOR 2017 71% LTIC 15% Base Salary 15% Annual IC

(1)	Represents the average value of other bonus (not performance-based) paid to our other NEOs.

We calculate target total compensation (the sum of base salary, target annual bonus and target annual long-term incentive compensation) for each of our executive officers to confirm that it is appropriate for the position and we make adjustments where appropriate. We target executive officers’ total compensation to be highly competitive (generally in or near the upper quartile) relative to the companies in our peer group. Executive officers may then earn actual total compensation at a level that can be well above or below the peer group median, depending upon performance. See page 40 for a summary of how our actual total compensation in 2017 compares to targeted parameters.

Unique Factors Play into our Executive Compensation Decisions and Practices

Since the 2008 merger that created Tutor Perini, Mr. Tutor has been a key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated and broader geographic player in the market. Mr. Tutor has transformed the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with a large component of higher-margin civil and specialty construction services. With the current focus on and public support for infrastructure spending, one common area of agreement among politicians, we continue to see a very high level of bidding activity for large civil projects and anticipate an even greater level of demand for our services over the next several years. Consequently, our growth over the next several years is expected to be driven by a significant volume of higher-margin civil project opportunities and a considerable volume of larger, complex building project opportunities, such as the $1.4 billion Newark Airport Terminal One design-build project that we won in early 2018. The Company’s unique history and evolution, in particular the private company legacy of Tutor-Saliba, a heavy civil and building construction company that Mr. Tutor owned, operated and grew over several decades, has had a substantial impact on the Company’s executive compensation practices.

Mr. Tutor’s value to the Company is significant and his level of compensation reflects, in part, his high retention value, which is particularly important today given the current environment of strong support for infrastructure spending and the anticipated influx of large civil project opportunities over the next several years. Mr. Tutor has a high degree of direct involvement in strategic planning and decisions, and an extremely in-depth knowledge and involvement in many operational functions, from project selection and bidding decisions to day-to-day client relationship management and oversight of many of the Company’s largest projects. He also plays an instrumental role in navigating and negotiating the legal processes related to various disputes over our claims, unapproved change orders and other matters (e.g., Mr. Tutor’s central role in guiding the Company’s strategy in obtaining a $37 million litigation settlement payment in 2017). Mr. Tutor’s level of direct involvement in all of these functions is truly unique among CEOs in our industry. All of the above factors were considered by the Compensation Committee in its determination as to the appropriateness of Mr. Tutor’s compensation.

Tutor Perini is a construction services company that competes with many other public and private companies for projects and for executive talent. Our closest competitors for projects are primarily large privately held firms or U.S. subsidiaries of foreign parent firms, whose focus and revenues stem largely from construction services and less from design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we sometimes compete are primarily derived from consulting, design, architecture and engineering services, rather than construction services. Our Board and executive management have found through various succession planning activities that overall executive compensation levels at our privately held and U.S. subsidiary competitors tend to be higher when compared to compensation levels at our publicly traded peers. While Mr. Tutor’s compensation is higher than the compensation of CEOs at some of the Company’s public peers, it is also lower than the compensation of some of the CEOs in our peer group. The Board believes Mr. Tutor’s compensation is comparable to the compensation of CEOs at non-public industry peers and knows that it is significantly lower than his compensation under the Company’s predecessor, Tutor-Saliba.

The construction markets in which the Company operates are inherently cyclical and demand levels fluctuate significantly more than in the markets for consulting, engineering and design services. Throughout these cycles, we strive to ensure that our executive compensation program remains consistent with the competitive labor markets for executive talent, especially in comparison with the privately held and U.S. subsidiary peers with which we compete. The Compensation Committee considers, when available, private company compensation data and construction market cyclicality and volatility as important factors when evaluating the Company’s executive compensation program. Because we believe the construction industry is at an inflection point with many significant new opportunities on the horizon, it is particularly important that we maintain a highly competitive executive compensation program to attract and retain the top talent needed to successfully capitalize on these future opportunities.

Peer Group Comparisons

The Compensation Committee reviews the Company’s peer group on an annual basis to ensure that it continues to be valid for analyzing and determining executive compensation for the Company. The peer group companies are selected based on various criteria considered by the Compensation Committee, including industry, revenue and market capitalization. As a result of this peer group review and evaluation, the Compensation Committee approved the Company’s 2017 peer group (listed below) for its assessment of executive compensation in 2017. The Compensation Committee believed that, for 2017, this peer group represented an ideal, industry-focused group of companies with which Tutor Perini competes for projects and executive talent. Furthermore, the Compensation Committee believed that this peer group provided a better representation of the competition that influences the Company’s compensation decisions compared to other peer groups selected and used by certain proxy advisory firms that consider peer companies across a wider spectrum of industries.

The Compensation Committee utilized compensation data for the subset of 12 public companies in the peer group to assess the relative competitiveness of the compensation for the Company’s NEOs in 2017 by reviewing market information on the peer group NEOs’ base salaries, annual incentive compensation and long-term incentive compensation.

The following table shows the companies included in the Company’s 2017 peer group:

2017 Peer Group
AECOM	Kiewit Corp.*
Chicago Bridge & Iron Co.	McDermott International, Inc.
Dycom Industries, Inc.	Parsons Corp.*
EMCOR Group, Inc.	PCL Constructors, Inc.*
Flatiron Construction Corp.*	Quanta Services, Inc.
Fluor Corporation	Skanska USA (part of Skanska AB)*
Granite Construction, Inc.	Sterling Construction Co.
Henkels & McCoy, Inc.*	Tetra Tech, Inc.
Jacobs Engineering Group, Inc.	Turner Construction Co.*
KBR, Inc.

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* Privately held company or a U.S. subsidiary of a foreign parent company

In response to continued concerns expressed by certain shareholders and independent proxy advisory firms regarding our inclusion of private companies and U.S. subsidiaries of foreign parent companies in our peer group, the Compensation Committee has decided to remove these peers, as well as Sterling Construction, from our peer group used for executive compensation considerations in 2018. Sterling Construction was removed due to its small size (revenue, market capitalization) and limited geographic footprint compared to Tutor Perini. Furthermore, Chicago Bridge & Iron Co. is expected to be removed from our 2018 peer group upon completion of its acquisition by McDermott International, Inc.

Elements of Compensation

Our executive compensation program relies on a combination of cash and share-based compensation to retain and motivate our NEOs based on strategic goals, superior performance and the value of the executive to the Company.

Base Salary

We provide base salaries that are highly competitive in order to compensate our NEOs for the services that they provide. Salary levels are also established in consideration of the value of the executive to the Company and as a means of retention. Effective January 1, 2017, Mr. Smalley’s base salary was increased from $700,000 to $950,000 to reflect his significant contributions and value to the Company, including his successful leadership of the Company’s cash generation turnaround efforts. On June 6, 2017, Mr. Rejcek joined the Company as President and CEO of the Building Group. His initial base salary was set at $650,000 and, in accordance with the terms of his employment offer letter, his base salary was increased to $725,000 effective December 1, 2017. No changes to base salaries were made for any of our other NEOs in 2017.

Annual Incentive Compensation

The Compensation Committee believes that providing meaningful performance-based cash compensation provides executives with an incentive to achieve the Company’s strategic goals. To provide appropriate incentives to our current NEOs, 50% to 60% (depending on position) of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Tutor Perini achieves pre-established performance goals set by the Compensation Committee.

For 2017, the Compensation Committee implemented the use of four diverse performance metrics for the annual bonus plan: pre-tax income (50% weighting); operating cash flow (30%); safety (10%, as measured against the OSHA Recordable Incident Rate); and individual performance (10%, a discretionary measure against pre-established goals). These metrics were chosen because: 1) pre-tax income is tracked closely at the project level and is very useful for measuring profitability across the Company’s projects and business units; 2) operating cash flow is a very important financial metric to the Company and its shareholders and consistent, strong cash generation can significantly enhance the Company’s share-price valuation; 3) implementation of a safety metric is aligned with the Company’s goal to promote workplace safety and reduce insurance-related costs; and 4) an individual performance metric reflects our NEOs’ contributions to overall Company performance, cultural and operational improvements, and talent development and succession planning accomplishments. The Company and the Compensation Committee believe that a focus on maximizing these metrics best promotes shareholder value creation over the long term.

The Compensation Committee established a target annual bonus opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual bonus was only payable if Tutor Perini achieved financial performance goals established at the beginning of the performance period by the Compensation Committee.

The following table presents the performance targets and ranges for each of the performance metrics related to annual incentive (bonus) compensation of our NEOs for 2017, excluding Mr. Rejcek, who received a guaranteed bonus equal to 100% of his earned salary in 2017 in accordance with the terms of his employment offer letter:

	2017 Performance Ranges
(dollars in thousands)	Threshold		Target		Maximum
Consolidated (applicable to Mr. Tutor, Mr. Smalley and Mr. Frost)
Pre-tax income	80%	$146,638	100%	$183,297	120%	$219,956
Cash flow from operations	80%	$88,000	100%	$110,000	120%	$132,000
Safety(1)	80%	4.32	100%	3.60	120%	2.88
Individual performance(2)	n.a.		n.a.		n.a.
Building Group (applicable to Mr. Shaw)
Pre-tax income(3)	80%	18,025	100%	22,531	100%	22,531

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(1)	The target metric for safety is the OSHA Recordable Incident Rate.
(2)	Individual performance is a discretionary metric.
(3)	The target for Mr. Shaw was the pre-tax income for the Building Group, excluding results from one business unit.

The table below presents the ranges of potential payouts for annual bonus compensation for 2017:

	2017 Annual Incentive Compensation Payout Ranges
(dollars in thousands)	Threshold		Target		Maximum
Ronald N. Tutor
Pre-tax income	50%	$875,000	75%	$1,312,500	150%	$2,625,000
Cash flow from operations	30	525,000	45	787,500	90	1,575,000
Safety	10	175,000	15	262,500	30	525,000
Individual performance	—	—	15	262,500	30	525,000
Total	90%	$1,575,000	150%	$2,625,000	300%	$5,250,000
Gary G. Smalley
Pre-tax income	40%	$380,000	50%	$475,000	75%	$712,500
Cash flow from operations	24	228,000	30	285,000	45	427,500
Safety	8	76,000	10	95,000	15	142,500
Individual performance	—	—	10	95,000	15	142,500
Total	72%	$684,000	100%	$950,000	150%	$1,425,000
James A. Frost
Pre-tax income	40%	$400,000	50%	$500,000	75%	$750,000
Cash flow from operations	24	240,000	30	300,000	45	450,000
Safety	8	80,000	10	100,000	15	150,000
Individual performance	—	—	10	100,000	15	150,000
Total	72%	$720,000	100%	$1,000,000	150%	$1,500,000
Craig W. Shaw(1)
Building group pre-tax income (excluding one business unit)	80%	$520,019	100%	$650,024	100%	$650,024

____________________________________________________________________________________________________

(1)

Mr. Shaw was an executive officer for only a portion of 2017; therefore, his annual bonus was not subject to the four diverse performance metrics discussed above, but rather solely on pre-tax income for the Building Group, excluding one business unit.

The following table presents the actual performance achievements and payout amounts for our NEOs’ bonus compensation for 2017. These bonuses were earned in 2017 and paid in March 2018.

(dollars in thousands)			2017 Annual Incentive Compensation Payout
Metrics	Actual Achievement		Ronald N. Tutor	Gary G. Smalley	James A. Frost	Craig W. Shaw
Pre-tax income	$153,975	84%	$962,500	$399,000	$420,000	$—
Cash flow from operations	$163,550	120%	1,575,000	427,500	450,000	—
Safety	2.62	120%	525,000	142,500	150,000	—
Individual performance	Maximum(1)		525,000	142,500	150,000	—
Building group pre-tax income (excluding one business unit)	$2,591	11%	—	—	—	—
Total Payout			$3,587,500	$1,111,500	$1,170,000	$—

____________________________________________________________________________________________________

(1)

Achievement for NEOs other than the CEO is determined based on an assessment by the CEO and approved by the Compensation Committee. For the CEO, achievement is based on an assessment by the Compensation Committee and subsequent approval by the independent directors of the Board of Directors. Maximum achievement was attained as a result of superior (above-maximum) cash flow and safety performance, as well as favorable contributions to overall Company performance, improvements in the Company’s culture and work processes, and progress in talent development and succession planning efforts.

As previously mentioned, Mr. Rejcek’s employment offer letter provided for payment of a guaranteed bonus for 2017 equal to 100% of his earned salary for the year ($385,418).

Long-Term Incentives

Periodic awards of long-term incentives have played a significant role in our executive compensation program. Historically, the Compensation Committee has made periodic equity awards to select key executives based upon Company strategic goals, executive performance and upon the value of the executive to the Company. Not all executives receive equity awards. During 2017, Mr. Tutor, Mr. Frost and Mr. Smalley were granted equity associated with awards approved in prior years. In addition, Mr. Smalley also received equity grants in accordance with his employment agreement executed in 2017, and Mr. Rejcek received equity grants in accordance with his employment offer letter, also signed in 2017. See below for further details.

The Company and the Compensation Committee have historically used pre-tax income as the sole performance metric for long-term equity awards. As mentioned above, the rationale for only using pre-tax income as the performance metric centered upon its value in measuring profitability across the Company’s projects and business units. Furthermore, the Compensation Committee believes that pre-tax income maximization encourages executives to perform projects cost-efficiently, which promotes long-term shareholder value creation.

Equity Awards Approved by the Compensation Committee prior to 2017 but Granted in 2017

During 2017, certain NEOs were granted performance-based restricted stock units (RSUs) and nonqualified stock options (SOs), which were approved by the Compensation Committee prior to 2017, the year when multi-year performance periods began to be utilized (the award date is shown in the below table). The vesting and payout of these awards were conditioned upon achieved performance over a one-year performance period against pre-determined performance goals. The table below shows each equity award’s performance targets, as well as potential and actual payouts (note, for stock options, the achievement of performance targets results in the vesting of the indicated number of shares, though the payout of the option occurs upon the NEO’s exercise of the option).

				Performance Ranges and Payouts
(dollars in thousands, except EPS)				Threshold		Target/Maximum		Actual
Named Executive Officer(1)	Type	Award Date	Metric(2)	Achievement Level	Share Payout	Achievement Level	Share Payout	Achievement Level	Share Payout
Ronald N. Tutor	RSU	12/22/2014	1-year Consolidated Pre-Tax Income	$128,308	105,000	$183,297	150,000	$153,975	126,006
Ronald N. Tutor	SO	12/22/2014	1-year Consolidated Pre-Tax Income	$128,308	105,000	$183,297	150,000	$153,975	126,006
Gary G. Smalley	RSU	09/01/2015	1-year Diluted EPS	$1.51	10,500	$2.15	15,000	$2.92	15,000
Gary G. Smalley	SO	09/01/2015	1-year Diluted EPS	$1.51	10,500	$2.15	15,000	$2.92	15,000
James A. Frost	RSU	04/09/2015	1-year Consolidated Pre-Tax Income	$128,308	70,000	$183,297	100,000	$153,975	84,004
James A. Frost	SO	04/09/2015	1-year Consolidated Pre-Tax Income	$128,308	70,000	$183,297	100,000	$153,975	84,004

____________________________________________________________________________________________________

(1)	This table excludes performance-based equity awards to Mr. Rejcek, which will be granted in future periods.
(2)	The grants shown in the table above were granted pursuant to equity awards made prior to 2017, the year when multi-year performance periods began to be utilized.

Equity Awards Made Pursuant to Mr. Smalley’s 2017 Employment Agreement and Mr. Rejcek’s 2017 Employment Offer Letter

In 2017, the Company implemented a new equity compensation pay mix comprised of 50% performance-based equity awards and 50% time-based equity awards, which is consistent with peer group practices. Based on this new pay mix, the Compensation Committee approved the 2017 equity awards granted to Mr. Smalley as described in the tables below, pursuant to the terms of his employment agreement. In addition, pursuant to the terms of Mr. Rejcek’s employment offer letter, the Compensation Committee approved his 2017 time- and performance-based equity awards, also described below.

Below are the time-based equity awards granted to Mr. Smalley and Mr. Rejcek during 2017:

Named Executive Officer	Type	Award Date	Vesting Date	Number of Units
Gary G. Smalley	RSU	09/06/2017	09/05/2020	112,500
Gary G. Smalley	SO	09/06/2017	09/05/2020	112,500
Leonard J. Rejcek	RSU	08/16/2017	06/01/2021	10,000
Leonard J. Rejcek	RSU	08/16/2017	06/01/2022	10,000
Leonard J. Rejcek	SO	08/16/2017	08/16/2018	20,000
Leonard J. Rejcek	SO	08/16/2017	06/01/2021	10,000
Leonard J. Rejcek	SO	08/16/2017	06/01/2022	10,000

The table below presents the performance-based awards granted to Mr. Smalley during 2017:

				Performance Ranges and Payouts
				Threshold		Target		Maximum
Named Executive Officer	Type	Award Date	Metric	Achievement Level	Share Payout	Achievement Level	Share Payout	Achievement Level	Share Payout
Gary G. Smalley	RSU	09/06/2017	3-Year Total Shareholder Return	30th percentile	28,125	50th percentile	112,500	70th percentile	140,625
Gary G. Smalley	SO	09/06/2017	3-Year Total Shareholder Return	30th percentile	28,125	50th percentile	112,500	70th percentile	140,625

Pursuant to the terms of his employment offer letter, Mr. Rejcek was awarded 20,000 performance-based RSUs and 20,000 performance-based stock options to be granted subsequent to 2017.

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers beyond what is offered to all employees.

Perquisites

We provide certain perquisites to our executives because of the demand in time and travel, as well as security and productivity factors, required in their leadership across multiple businesses in multiple geographic locations. The perquisites afforded to our NEOs may include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement and relocation-related benefits. Additionally, Mr. Tutor and Mr. Frost are allowed limited personal use of Company aircraft, per their employment agreements.

Tax Implications

With the enactment of the Tax Cuts and Jobs Act of 2017 that was signed into law on December 22, 2017, the performance-based compensation exception under Section 162(m) of the Internal Revenue Code was generally eliminated beginning in 2018 for compensation granted after December 31, 2017. Prior to this tax law change, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m), which prohibited deduction compensation in excess of $1,000,000 that was paid to named executives other than the Chief Financial Officer unless the compensation qualified as “performance based compensation” as defined under Section 162(m). We believe that the primary goals of our executive compensation program are to attract and retain valued and important NEOs, to align our NEOs’ interest with the corporate goals and objectives important to our shareholders, to motivate our NEOs to achieve these goals and to fairly reward our NEOs for achieving these goals. Accordingly, the deductibility of executive compensation under Section 162(m) of the Code, while important, was not a determining factor in structuring our program. Therefore, the Compensation Committee has approved certain payments of compensation to our executive officers that were not tax deductible.

HOW TOTAL COMPENSATION COMPARES TO TARGETED PARAMETERS

The following table compares each NEO’s total compensation, as reported in the Summary Compensation Table, and targeted parameters for our peer group. As a reminder, we target our executive officers’ total compensation to be highly competitive (generally in or near the upper quartile) relative to the other companies in our peer group, and, in situations involving extraordinary performance and value to the Company, provide compensation to our executive officers that may reach toward the top end of the upper quartile.

Named Executive Officer(1)	2017 Total Compensation	Result vs. 2017 Peer Group
Ronald N. Tutor	$12,761,030	In the upper quartile
Gary G. Smalley	11,198,000	In the upper decile
James A. Frost	6,700,681	In the upper decile

____________________________________________________________________________________________________

(1)

Mr. Rejcek was excluded from the table above because of partial-year total compensation based on his employment on June 6, 2017. He will be included in this table beginning in the 2019 Proxy Statement. Mr. Shaw was also excluded from the table above because he served as an executive officer for only the first part of 2017.

FORFEITURES OF UNEARNED TARGET PLAN-BASED AWARDS

Consistent with the Company’s pay-for-performance philosophy, the Company’s NEOs forfeited unearned portions of their potential incentive-based compensation in 2017, 2016 and 2015 as a result of achieving less than 100% of their applicable performance targets and as summarized in the table below. Note that the forfeited equity incentives were still reported as compensation in the Summary Compensation Table, as required by SEC regulations, even though the compensation was never paid to the respective NEOs.

	Forfeitures of Unearned Target Plan-Based Awards
	Non-Equity	Equity
	Incentives	Incentives	Total
Ronald N. Tutor
2017	$—	$5,640,543	$5,640,543
2016	297,500	308,555	606,055
2015	2,625,000	5,643,941	8,268,941
Total Forfeited	$2,922,500	$11,593,039	$14,515,539

Gary G. Smalley
2017	$—	$—	$—
2016	47,622	—	47,622
2015	233,333	—	233,333
Total Forfeited	$280,955	$—	$280,955

James A. Frost
2017	$—	$704,944	$704,944
2016	68,031	335,493	403,524
2015	—	3,332,198	3,332,198
Total Forfeited	$68,031	$4,372,635	$4,440,666

Leonard J. Rejcek
2017	$—	$—	$—
Total Forfeited	$—	$—	$—

Craig W. Shaw
2017	$650,024	$—	$650,024
2016(1)	325,012	42,790	367,802
2015	650,024	—	650,024
Total Forfeited	$1,625,060	$42,790	$1,667,850

____________________________________________________________________________________________________

(1)	Mr. Shaw received only 50% of his 2016 annual incentive compensation as a result of the Company’s quality of earnings metric.

TOTAL REALIZED COMPENSATION COMPARED TO PROXY-REQUIRED DISCLOSURES

Most of our NEOs’ total realized compensation over the past three years (page 44) was significantly lower than their reported compensation in the Summary Compensation Table (page 42). For example, Mr. Tutor’s total realized compensation in 2016 was lower by $10.1 million than his reported total compensation as disclosed in the Summary Compensation Table. This was due to his unearned annual incentive bonus amounts, forfeitures of certain unearned equity awards and timing differences (grant dates versus payout dates) associated with equity awards that were granted to him in 2016. This further reinforces the notion that our executive compensation is aligned with performance and that Mr. Tutor’s total compensation is not unreasonable when compared to his public company peers.

EXECUTIVE COMPENSATION

Summary Compensation Table (SCT)

The table below summarizes the total compensation earned by or granted to each of our NEOs for the years ended December 31, 2017, 2016 and 2015.

(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
Name and				Stock		Option		Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards		Awards		Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)		($)(4)		($)(5)	($)(6)	($)(7)	($)(8)
Ronald N. Tutor	2017	1,750,000	—	4,552,500		2,001,000		3,587,500	—	870,030	12,761,030
Chairman and CEO	2016	1,750,000	—	6,899,482		921,000		2,327,500	—	1,056,903	12,954,885
	2015	1,750,000	3,750,000	3,502,500	(9)	2,141,441	(9)	—	—	909,620	12,053,561	(9)
Gary G. Smalley	2017	950,000	—	5,962,145	(10)	3,125,205	(10)	1,111,500	—	49,150	11,198,000	(10)
Executive Vice	2016	700,000	—	225,300		82,800		652,378	—	201,627	1,862,105
President and CFO	2015	233,333	950,000	—		—		—	—	23,968	1,207,301
James A. Frost	2017	1,000,000	—	3,035,000		1,372,000		1,170,000	—	123,681	6,700,681
President and COO	2016	1,000,000	250,000	1,502,000		406,000		931,969	—	104,556	4,194,525
	2015	975,000	—	2,335,000	(9)	997,198	(9)	975,000	—	171,627	5,453,825	(9)
Leonard J. Rejcek	2017	385,418	385,418	500,000		448,600		—	—	23,525	1,742,961
President and
CEO, Building Group
(since June 6, 2017)
Craig W. Shaw	2017	650,024	—	—		—		—	27,927	31,876	709,827
Executive Vice President	2016	650,024	—	—		—		325,012	106,540	23,799	1,105,375
and CEO, Building Group	2015	650,024	—	—		—		—	(97,776)	7,508	559,756
(through June 6, 2017)

____________________________________________________________________________________________________

(1)	The following table reflects annual base salaries as of December 31, 2017, 2016 and 2015:

	2017	2016	2015
Ronald N. Tutor	$1,750,000	$1,750,000	$1,750,000
Gary G. Smalley	950,000	700,000	700,000
James A. Frost	1,000,000	1,000,000	1,000,000
Leonard J. Rejcek	725,000	—	—
Craig W. Shaw	650,024	650,024	650,024
a)	Mr. Smalley joined the Company on September 1, 2015 as Executive Vice President and Chief Financial Officer.
b)	Mr. Frost’s base salary was increased to $1,000,000 effective February 16, 2015, as a result of his promotion to President and Chief Operating Officer.
c)

Mr. Rejcek joined the Company on June 6, 2017 as President and CEO of the Building Group. His initial base salary was set at $650,000 and, per the terms of his employment offer letter, his base salary was increased to $725,000, effective December 1, 2017.

(2)

The amounts in column (d) represent the following: for Mr. Tutor, the payment of $3,750,000 in 2015 for completing tasks related to implementing a succession plan; for Mr. Smalley, the payment of a $250,000 signing bonus as a result of his joining the Company in 2015 and a $700,000 special bonus for relocation-related payments related to his move from Texas to California also in 2015; for Mr. Frost, the payment of a special cash bonus of $250,000 in 2016 in connection with the signing of his amended and restated employment agreement; and for Mr. Rejcek, the payment of a guaranteed bonus of $385,418 per his employment offer letter. Annual incentive payments appear in column (g).

(3)

The amounts in column (e) represent the aggregate grant date fair value of restricted stock units (RSUs) granted in each year calculated by multiplying the closing price of the Company’s Common Stock on the NYSE on the date of grant by the target amount of shares expected to be earned, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The amounts in the table assume the maximum payout for all grants, with the exception of Mr. Tutor’s 2016 TSR-based grant and Mr. Smalley’s 2017 TSR-based grant. These TSR-based grants allow Mr. Tutor to earn up to a maximum of 2.5 times the target shares and Mr. Smalley to earn up to a maximum of 1.25 times the target shares, which if earned would result in an additional $7.0 million of grant date fair value for Mr. Tutor’s 2016 TSR-based grant and an additional $0.6 million of grant date fair value for Mr. Smalley’s 2017 TSR-based grant.

(4)

The amounts in column (f) represent the grant date fair value of stock options (SO) granted in each year. The fair value of these awards is calculated by multiplying the grant date fair value of each stock option estimated by use of the Black-Scholes option pricing model by the target amount of stock options expected to be earned, in accordance with ASC 718. Assumptions used in the calculation of these amounts can be found in the “Share-Based Compensation” footnote to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2018. The amounts in the table assume the maximum payout for all grants, with the exception of Mr. Smalley’s 2017 TSR-based grants, which allows Mr. Smalley to earn up to a maximum of 1.25 times the target shares and, if earned, would result in an additional $0.4 million of grant date fair value.

(5)

The amounts in column (g) represent amounts earned as annual incentive in each year. In 2015, the Company did not achieve its consolidated 2015 pre-tax income target; however, the Company did achieve its 2015 pre-tax income target for the Civil Group. As a result, only Mr. Frost earned his incentive plan award in 2015 for his dual role as CEO of the Civil Group. The performance targets are further discussed in the CD&A on page 37.

(6)

The amounts in column (h) represent actuarial increases and decreases in the present value of benefits under the Company’s pension plans, which resulted from changes in assumed discount rates and the life-spans consistent with those used to value the Company’s pension obligation as presented in the Company’s audited financial statements. Mr. Tutor, Mr. Smalley, Mr. Frost and Mr. Rejcek do not participate in these plans.

(7)	The amounts in column (i) are detailed in a separate All Other Compensation table below.
(8)	The amounts in column (j) represent the total of columns (c) through (i).
(9)

Equity grants made to Mr. Tutor and Mr. Frost in 2015, with an aggregate fair value at the date of grant of $5.6 million and $3.3 million, respectively, were forfeited in December 2015 because the Company did not achieve the threshold consolidated performance target required for those equity grants to vest.

(10)

Mr. Smalley’s 2017 total compensation included multi-year performance- and time-based equity grants that were provided as part of his employment agreement, which reflects his contributions, incentivizes future performance and serves as a means to retain his services.

All Other Compensation

The following table details the components of the “All Other Compensation” column for 2017 in the SCT.

(a)	(b)	(c)	(d)	(e)
	Company
	Contributions
	to Defined
	Contribution	Insurance		Total All Other
	Plans	Premiums	Perquisites	Compensation
	($)(1)	($)(2)	($)(3)	($)(4)
Ronald N. Tutor	—	281,843	588,187	870,030
Gary G. Smalley	5,400	4,347	39,403	49,150
James A. Frost	5,400	51,619	66,662	123,681
Leonard J. Rejcek	5,400	—	18,125	23,525
Craig W. Shaw	5,400	—	26,476	31,876

____________________________________________________________________________________________________

(1)

The amounts in column (b) represent amounts deposited by the Company into 401(k) accounts. The Company matches 30% of employee contributions up to 10% of the employee’s annual salary, but not to exceed $5,400 per employee in 2017.

(2)	The amounts in column (c) represent the value of insurance benefits received by the employee for life insurance that is not available to all salaried employees.
(3)

The amounts in column (d) represent the incremental cost to the Company for personal benefits conferred to the NEOs calculated at the Company’s cost. The total for Mr. Tutor includes $511,262 related to the personal use of the Company aircraft and $76,925 for vehicle usage. Mr. Tutor is entitled to 150 hours of flight time per calendar year for personal use of Tutor Perini’s aircraft, as negotiated during the merger with Tutor-Saliba and as provided by his employment agreement (with any unused balance being carried forward to subsequent years while employed). For safety reasons and productivity maximization, the Company also provides Mr. Tutor with a vehicle and driver and reimburses Mr. Tutor for certain operational costs. Additionally, Mr. Tutor may receive limited personal financial services as part of his employment agreement. The total for Mr. Smalley includes $17,787 of relocation-related benefits and $21,616 for vehicle usage. The total for Mr. Frost includes $16,437 related to the personal use of the Company aircraft and $50,225 for vehicle usage, a vehicle allowance and a driver. The total for Mr. Shaw relates to his vehicle usage.

(4)	The amounts in column (e) represent the totals of columns (b) through (d).

Total Realized Compensation

The table below is not required by SEC rules or regulations, nor should it be considered as a substitute for the preceding Summary Compensation Table (SCT) and related disclosures. However, we have included this table to provide an understanding of the total compensation realized by our NEOs over the last three years. The table below reports certain compensation that our NEOs actually received for each year presented as opposed to what they were awarded. The following are some of the key differences between the two tables:

•The table below does not include equity compensation that was awarded but was subsequently unearned and forfeited due to the failure to meet performance targets. This is in contrast to the SCT, which includes the equity compensation in the year awarded and does not reduce reported compensation for any unearned and forfeited equity awards. In other words, the table below better illustrates the impact of the Company’s pay-for-performance philosophy on equity awards when performance targets are not achieved.

•For non-equity incentive plan compensation (i.e., annual incentive (bonus) compensation), the table below reports these incentives in the year the cash is actually received by the NEOs compared to the SCT, which reports these cash incentives in the year considered earned, even though actual receipt is months later and in the following year.

•The total compensation reported in the table below and in the SCT differ due to timing differences between when certain elements of compensation are presented in the SCT and when those elements are paid in cash or shares to our NEOs. For example, a share-based performance award measuring TSR over a three-year period would be reported in the SCT at 100% of its value in the year granted, whereas the table below would report the award in the year shares were paid, based on achievement of the performance targets. Since the Company does not typically award equity on an annual basis, but less regularly, the Total Realized Compensation table reports equity awards in a way that more aptly applies the award to the periods paid rather than reporting the entire value of a multi-year award in a single year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
										Difference
										Between		Realized
									Total	Realized		Compensation
				Vested	Exercised	Non-Equity		Total	Compensation	Compensation		as a
				Stock	Stock	Incentive Plan	All Other	Realized	as Reported	and Reported		Percentage
		Salary	Bonus	Units	Options	Compensation	Compensation	Compensation	in SCT	Compensation		of Reported
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)		Compensation
Ronald N.	2017	1,750,000	—	9,210,663	—	2,327,500	870,030	14,158,193	12,761,030	1,397,163		111%
Tutor	2016	1,750,000	—	—	—	—	1,056,903	2,806,903	12,954,885	(10,147,982)	(10)	22%
	2015	1,750,000	3,750,000	4,846,500	—	2,481,443	909,620	13,737,563	12,053,561	1,684,002		114%
Gary G.	2017	950,000	—	472,500	—	652,378	49,150	2,124,028	11,198,000	(9,073,972)	(11)	19%
Smalley	2016	700,000	700,000	—	—	—	201,627	1,601,627	1,862,105	(260,478)		86%
	2015	233,333	250,000	—	—	—	23,968	507,301	1,207,301	(700,000)		42%
James A.	2017	1,000,000	—	10,696,158	—	931,969	123,681	12,751,808	6,700,681	6,051,127		190%
Frost	2016	1,000,000	250,000	—	—	975,000	104,556	2,329,556	4,194,525	(1,864,969)		56%
	2015	975,000	—	1,077,000	—	796,875	171,627	3,020,502	5,453,825	(2,433,323)		55%
Leonard J.	2017	385,418	—	—	—	—	23,525	408,943	1,742,961	(1,334,018)		23%
Rejcek
Craig W.	2017	650,024	—	897,152	—	325,012	31,876	1,904,064	709,827	1,194,237		268%
Shaw	2016	650,024	—	—	—	—	23,799	673,823	1,105,375	(431,552)		61%
	2015	650,024	—	289,498	—	582,422	7,508	1,529,452	559,756	969,696		273%

____________________________________________________________________________________________________

(1)	The amounts in column (c) are the same amounts reported in column (c) of the SCT.
(2)

The amounts in column (d) are the same amounts reported in column (d) of the SCT; however, the $250,000 signing bonus and the $700,000 relocation-related special bonus paid to Mr. Smalley were reported in two different years as reflected above, whereas the aggregate of these payments was reflected in the SCT for 2015.

(3)	The amounts in column (e) represent the value realized from vesting RSUs.
(4)	The amounts in column (f) represent the value realized from exercised stock options; no stock options were exercised during the periods presented.

(5)

The amounts in column (g) represent the amounts paid to the respective NEO as annual incentives in the year the cash was actually received, which is the year following the performance period. The Company did not achieve its Consolidated and Building Group incentive targets for 2015 but did achieve its Civil Group target. Due to Mr. Frost’s dual role as CEO of the Civil Group, he was the only NEO to receive annual incentive (bonus) compensation for 2015 performance, which was paid in 2016.

(6)	The amounts in column (h) are the same amounts reported in column (i) of the SCT.
(7)	The amounts in column (i) represent the total of columns (c) through (h).
(8)	The amounts in column (j) represent the total compensation as reported in the SCT.
(9)	The amounts in column (k) represent the difference between columns (i) and (j).
(10)

The difference between Mr. Tutor’s total realized compensation in 2016 and his total compensation as reported in the SCT for 2016 reflects the impact of forfeitures and timing. The share-based grants (valued at $5.6 million) made in 2015 and the annual incentive (bonus) compensation for 2015 performance (targeted at $2.6 million) are not reflected in the Total Realized Compensation table, as both were unearned and forfeited. Alternatively, the SCT reflects share-based grants made in 2016 (valued at $7.8 million), which vest in future periods. Additionally, the SCT includes annual incentive (bonus) compensation of $2.3 million for 2016 performance, which was paid in 2017.

(11)

The difference between Mr. Smalley’s total realized compensation in 2017 and his total compensation as reported in the SCT for 2017 primarily results from the impact of timing. The SCT reflects share-based grants made in 2017 (valued at $9.1 million), which vest in future periods, whereas the Total Realized Compensation table reflects the share-based grants that vested during 2017 (valued at $0.5 million) for 2016 performance. Additionally, the SCT includes annual incentive (bonus) compensation of $1.1 million for 2017 performance, which was paid in 2018, whereas the Total Realized Compensation table includes annual incentive (bonus) compensation of $0.7 million for 2016 performance, which was paid in 2017.

Grants of Plan-Based Awards Table in 2017

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
										All		Grant
										Other		Date
										Option		Fair
									All Other	Awards:	Exercise	Value of
			Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
			Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
			Incentive Plan Awards(2)			Plan Awards(3)			# of Shares	Securities	Option	Option
	Type of		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Award(1)	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)(4)	($)
R. Tutor			1,575,000	2,625,000	5,250,000	—	—	—	—	—	—	—
	RSU	03/07/2017	—	—	—	105,000	150,000	150,000	—	—	—	4,552,500	(5)
	SO	03/07/2017	—	—	—	105,000	150,000	150,000	—	—	24.05	2,001,000	(6)
G. Smalley			684,000	950,000	1,425,000	—	—	—	—	—	—	—
	RSU	03/07/2017	—	—	—	10,500	15,000	15,000	—	—	—	455,250	(7)
	SO	03/07/2017	—	—	—	10,500	15,000	15,000	—	—	17.06	257,550	(8)
	RSU	09/06/2017	—	—	—	28,125	112,500	140,625	—	—	—	2,587,520	(9)
	SO	09/06/2017	—	—	—	28,125	112,500	140,625	—	—	25.95	1,497,405	(10)
	RSU	09/06/2017	—	—	—	—	112,500	—	—	—	—	2,919,375	(11)
	SO	09/06/2017	—	—	—	—	112,500	—	—	—	25.95	1,370,250	(12)
J. Frost			720,000	1,000,000	1,500,000	—	—	—	—	—	—	—
	RSU	03/07/2017	—	—	—	70,000	100,000	100,000	—	—	—	3,035,000	(13)
	SO	03/07/2017	—	—	—	70,000	100,000	100,000	—	—	23.56	1,372,000	(14)
L. Rejcek			—	—	—	—	—	—	—	—	—	—
	RSU	08/16/2017	—	—	—	—	20,000	—	—	—	—	500,000	(15)
	SO	08/16/2017	—	—	—	—	40,000	—	—	—	25.00	448,600	(16)
C. Shaw			520,019	650,024	650,024	—	—	—	—	—	—	—

____________________________________________________________________________________________________

(1)	The types of awards that were granted in 2017 are RSUs and stock options.
(2)	Columns (d), (e) and (f) present the range of potential performance-based bonus payouts. Actual amounts earned for 2017 are reflected in the SCT.
(3)	Columns (g), (h) and (i) present the range, if applicable, of estimated future payouts of long-term performance-based equity awards.
(4)	The amounts in column (l) represent the exercise price of the nonqualified stock options, which was the closing price of the Company’s Common Stock on the NYSE on the date of award.
(5)

This amount represents the fair value of the RSUs granted on March 7, 2017 as part of the 2017 long-term incentive awards. The value is computed in accordance with ASC 718, using the grant price of $30.35 per share, which was the closing price of the Company’s Common Stock on the NYSE on the date of grant.

(6)

This amount represents the grant date fair value of the nonqualified stock options granted on March 7, 2017 as part of the 2017 long-term incentive awards. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $13.34 per option, based on the strike price of $24.05 established on the date of award (December 22, 2014).

(7)

This amount represents the fair value of the RSUs granted on March 7, 2017 as part of the 2017 long-term incentive awards. The value is computed in accordance with ASC 718, using the grant price of $30.35 per share, which was the closing price of the Company’s Common Stock on the NYSE on the date of grant.

(8)

This amount represents the grant date fair value of the nonqualified stock options granted on March 7, 2017 as part of the 2017 long-term incentive awards. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $17.17 per option, based on the strike price of $17.06 established on the date of award (September 1, 2015).

(9)

This amount represents the fair value of the performance-based RSUs granted to Mr. Smalley on September 6, 2017 calculated by multiplying the per RSU grant date fair value, estimated to be $23.00 by use of a Monte Carlo simulation, by the expected number of RSUs to be earned, in accordance with ASC 718. The award allows for variability in the total possible number of RSUs that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 3-year period relative to the Company’s defined peer group.

(10)

This amount represents the fair value of the performance-based nonqualified stock options granted to Mr. Smalley on September 6, 2017 calculated by multiplying the per option value, estimated to be $13.31 by use of a Monte Carlo simulation, by the expected number of nonqualified stock options to be earned, in accordance with ASC 718. The award allows for variability in the total possible number of RSUs that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 3-year period relative to the Company’s peer group.

(11)

This amount represents the fair value of the time-based RSUs granted to Mr. Smalley on September 6, 2017 as part of his employment agreement. The value is computed in accordance with ASC 718, using the grant price of $25.95 per share, which was the closing price of the Company’s Common Stock on the NYSE on the date of grant.

(12)

This amount represents the grant date fair value of the time-based nonqualified stock options granted to Mr. Smalley on September 6, 2017 as part of his employment agreement. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $12.18 per option, based on the strike price of $25.95 established on the date of award (September 6, 2017).

(13)

This amount represents the fair value of the RSUs granted on March 7, 2017 as part of the 2017 long-term incentive awards. The value is computed in accordance with ASC 718, using the grant price of $30.35 per share, which was the closing price of the Company’s Common Stock on the NYSE on the date of grant.

(14)

This amount represents the grant date fair value of the nonqualified stock options granted on March 7, 2017 as part of the 2017 long-term incentive awards. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $13.72 per option, based on the strike price of $23.56 established on the date of award (April 9, 2015).

(15)

This amount represents the fair value of the RSUs granted on August 16, 2017 as part of the 2017 long-term incentive awards. The value is computed in accordance with ASC 718, using the grant price of $25.00 per share, which was the closing price of the Company’s Common Stock on the NYSE on the date of grant.

(16)

This amount represents the grant date fair value of the nonqualified stock options granted on August 16, 2017 as part of the 2017 long-term incentive awards. The grant will vest in three separate tranches consisting of 20,000, 10,000 and 10,000 stock options, with a per option value of $10.11, $12.06 and $12.58, respectively, computed in accordance with ASC 718, using a Black-Scholes option pricing model, based on the strike price of $25.00 established on the date of award (August 16, 2017).

Outstanding Equity Awards as of December 31, 2017

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Options Awards					Stock Awards
			Equity
			Incentive
			Plan Awards:				Market	Equity Incentive	Equity Incentive
	Number of	Number of	Number of			Number of	Value of	Plan Awards:	Plan Awards:
	Securities	Securities	Securities			Shares or	Shares or	Number of	Market or Payout
	Underlying	Underlying	Underlying			Units of	Units of	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Units or Rights	Shares, Units or
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	Other Rights That
	(#)	(#)	Options	Price	Date	Vested	Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable	(#)(1)	($/Share)		(#)	($)	(#)(2)	($)(3)
Ronald N. Tutor	750,000	—	—	20.33	05/28/2019	—	—	—	—
	300,000	—	—	11.05	06/01/2022	—	—	—	—
	75,000	—	—	22.20	11/13/2023	—	—	—	—
	142,402	—	—	28.17	03/30/2024	—	—	—	—
	—	—	300,000	24.05	12/22/2024	—	—	300,000	7,605,000
	—	—	—	—	—	—	—	120,097	3,044,459
	—	—	—	—	—	—	—	176,887	4,484,085
Gary G. Smalley	15,000	—	30,000	17.06	09/01/2025	—	—	30,000	760,500
	—	—	225,000	25.95	09/05/2027	—	—	225,000	5,703,750
James A. Frost	100,000	—	—	26.19	09/05/2018	—	—	—	—
	50,000	—	—	22.20	11/13/2023	—	—	—	—
	150,000	—	—	11.31	05/30/2022	—	—	—	—
	94,935	—	—	28.17	03/30/2024	—	—	—	—
	93,197	—	100,000	23.56	04/09/2025	—	—	100,000	2,535,000
Leonard J. Rejcek	—	—	60,000	25.00	08/16/2027	—	—	40,000	1,014,000
Craig W. Shaw	50,000	—	—	12.54	11/16/2018	—	—	—	—

____________________________________________________________________________________________________

(1)

The amounts in column (d) include stock options at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The stock options in column (d) are scheduled to vest in the following years:

Stock Options	2018		2019	2020	2021	2022	Total	Vesting Based On
Ronald N. Tutor	150,000	(a)	150,000	—	—	—	300,000	Performance
Gary G. Smalley	15,000	(b)	15,000	112,500	—	—	142,500	Performance
Gary G. Smalley	—		—	112,500	—	—	112,500	Time
James A. Frost	100,000	(c)	—	—	—	—	100,000	Performance
Leonard J. Rejcek	—		10,000	10,000	—	—	20,000	Performance
Leonard J. Rejcek	20,000		—	—	10,000	10,000	40,000	Time
	285,000		175,000	235,000	10,000	10,000	715,000
(a)	Of this amount, 126,006 vested in March 2018 based on the pro rata achievement of performance goals.
(b)	Fully vested in March 2018.
(c)	Of this amount, 84,004 vested in March 2018 based on the pro rata achievement of performance goals.

(2)

The amounts in column (i) include restricted stock units shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The restricted stock units in column (i) are scheduled to vest in the following years:

Restricted Stock Units	2018		2019	2020	2021	2022	Total	Vesting Based On
Ronald N. Tutor	446,984	(a)	150,000	—	—	—	596,984	Performance
Gary G. Smalley	15,000	(b)	15,000	112,500	—	—	142,500	Performance
Gary G. Smalley	—		—	112,500	—	—	112,500	Time
James A. Frost	100,000	(c)	—	—	—	—	100,000	Performance
Leonard J. Rejcek	—		10,000	10,000	—	—	20,000	Performance
Leonard J. Rejcek	—		—	—	10,000	10,000	20,000	Time
	561,984		175,000	235,000	10,000	10,000	991,984
(a)

Of this amount, 126,006 RSUs vested in March 2018 based on the pro rata achievement of performance goals, and 23,994 RSUs and 120,097 TSR RSUs were forfeited for performance goals that were not met. The remaining 176,887 are expected to vest at the end of 2018.

(b)	Fully vested in March 2018.
(c)	Of this amount, 84,004 vested in March 2018 based on the pro rata achievement of performance goals.

(3)

The amounts in column (j) are determined by multiplying the number of shares by the closing price ($25.35) of the Company’s Common Stock on the NYSE on December 29, 2017, the last trading day of the year.

2017 Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
	Number of		Number		Value
	Shares	Value	of Shares		Realized on
	Acquired	Realized on	Acquired		Vesting(1)
Name	on Exercise	Exercise	on Vesting		($)
Ronald N. Tutor	—	—	292,402	(2)	9,210,663
Gary G. Smalley	—	—	15,000	(2)	472,500
James A. Frost	—	—	338,132	(2)	10,696,158
Leonard J. Rejcek	—	—	—		—
Craig W. Shaw	—	—	28,481	(2)	897,152

____________________________________________________________________________________________________

(1)	Reflects the value at the closing price of the Common Stock on the vesting date.
(2)	These awards vested based on the achievement of a performance target.

Pension Benefits for 2017

Payments
			Present	During
		Number of	Value of	Last
		Years of	Accumulated	Fiscal
		Credited	Benefit(3)	Year
Name(1)	Plan Name	Service(2)	($)	($)
Craig W. Shaw	Defined Benefit Pension Plan	27	793,166	—
	Benefits Equalization Plan	27	838,791	—

____________________________________________________________________________________________________

(1)	Mr. Tutor, Mr. Smalley, Mr. Frost and Mr. Rejcek do not participate in the pension plans.
(2)	Mr. Shaw had 27 years of credited service as of June 1, 2004, when the pension plans were frozen. Mr. Shaw has 39 years of actual service with the Company.
(3)	Assumes retirement occurs at the later of age 62 or current age, in a life annuity form, and a discount rate of 3.45%.

Tutor Perini has a defined benefit pension plan that covers certain of its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is non-contributory and benefits are based on an employee’s years of service and “final average earnings” (as defined in the plan). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Tutor Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws. Effective June 1, 2004, all benefit accruals under the above pension plans were frozen; however, the current vested benefit was preserved. Accordingly, Mr. Shaw has not earned additional pension benefits related to his employment subsequent to June 1, 2004.

The normal retirement benefit under these plans is equal to:

•	0.75% of “final average earnings,” not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus
•	1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his normal retirement benefit. Accordingly, Mr. Shaw has met both criteria and is eligible for his full pension benefit upon retirement.

Narrative Disclosures to the Summary Compensation and Grants of Plan-Based Awards Tables

The following is a summary of Mr. Tutor’s, Mr. Smalley’s and Mr. Frost’s employment agreement provisions and the terms of Mr. Rejcek’s employment offer letter reflected in the Summary Compensation Table and/or Grants of Plan-Based Awards Table.

Ronald N. Tutor Employment Agreement

On December 22, 2014, the Company entered into an amended and restated employment agreement with Ronald N. Tutor, extending his employment with the Company through December 31, 2018 and providing the following: an annual salary (which is to be reviewed no less frequently than annually), performance bonus and share-based awards; two three-year TSR share-based awards; a succession plan bonus; various perquisites; and additional life insurance. On January 5, 2018, the Company amended Mr. Tutor’s employment agreement extending the terms of his employment agreement through December 31, 2021 and providing for an expanded range for his performance bonus, as well as additional share-based awards. In accordance with his employment agreement, Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Tutor pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

Gary G. Smalley Employment Agreement

On September 6, 2017, the Company entered into an employment agreement with Gary G. Smalley. The term of the employment agreement is through December 31, 2020 and is subject to automatic extensions for successive 12-month terms. The employment agreement provides certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Smalley has agreed that during the term of his employment with Tutor Perini and for 365 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Smalley has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Smalley pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

James A. Frost Employment Agreement

On November 1, 2016, the Company entered into an amended and restated employment agreement with James A. Frost extending his employment with the Company through December 31, 2017 (subject to automatic extensions for successive 12-month terms) and providing certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Frost has agreed that during the term of his employment with Tutor Perini and for 500 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Frost has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Frost pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

Leonard J. Rejcek Employment Offer Letter

On May 12, 2017, Mr. Rejcek signed an employment offer letter with the Company to become President and CEO of the Building Group, which was subsequently amended on August 11, 2017. The employment offer letter, as amended, provides for certain elements of compensation, including: an annual salary; guaranteed bonus; performance bonus and share-based awards; and certain perquisites.

Potential Payments Upon Termination or Change in Control

Ronald N. Tutor

Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2017:

		Base			O/S Equity	Cash Lump	Cutback Related
		Salary	Bonus	Benefits	Awards	Sum	to Best Payment	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
A.	Death	—	—	201,923	12,479,085	—	—	12,681,008
B.	Disability	—	—	201,923	12,479,085	—	—	12,681,008
C.	Retirement	—	—	201,923	3,004,337	—	—	3,206,260
D.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	201,923	—	—	—	201,923
E.	Termination by Employer without Cause
	or by Executive with Good Reason	—	3,587,500	252,803	10,999,337	8,750,000	—	23,589,640
F.	Change in Control(7)	—	3,587,500	278,243	12,479,085	13,125,000	—	29,469,828

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2017, Mr. Tutor was not owed any accrued salary.
(2)

The incentive compensation for 2017 performance would be due to Mr. Tutor at the time payment is made to all executives under Events E and F. No payment would be due under Events A, B, C or D. As of December 31, 2017, Mr. Tutor was not owed any unearned bonus. Subsequent to December 31, 2017, the Compensation Committee approved a $3,587,500 annual incentive compensation bonus for Mr. Tutor for 2017 performance and payment has been made to him. This amount is shown as payable as of December 31, 2017 under Events E and F above.

(3)

Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2017, valued at $201,923). Event E would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $50,880 at December 31, 2017), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage. Event F would require continuation of health insurance benefits for 36 months (estimated at $76,320), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.

(4)

Mr. Tutor had 476,887 RSUs and 300,000 unvested stock options awards outstanding at December 31, 2017, inclusive of 176,887 TSR RSUs. The table below represents the value of the outstanding restricted stock units and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $25.35 on December 29, 2017 assuming the triggering events occurred on December 31, 2017:

		RSUs	TSR RSUs	Options	Total
Triggering Event		($)	($)	($)	($)
A.	Death	7,605,000	4,484,085	390,000	12,479,085
B.	Disability	7,605,000	4,484,085	390,000	12,479,085
C.	Retirement	—	3,004,337	—	3,004,337
D.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—
E.	Termination by Employer without
	Cause or by Executive with Good Reason	7,605,000	3,004,337	390,000	10,999,337
F.	Change in Control	7,605,000	4,484,085	390,000	12,479,085
(5)

A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event E; and three times the sum of annual salary and target bonus in the case of Event F.

(6)

If any amounts owed to Mr. Tutor in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Tutor after imposition of the excise tax would be greater (in which case no reduction will occur).

(7)	Certain legacy equity awards provide for immediate vesting upon a change in control.

Gary G. Smalley

Certain payments would be payable to Mr. Smalley in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2017:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A.	Death	—	1,111,500	48,870	6,712,950	—	7,873,320
B.	Disability	—	1,111,500	48,870	6,712,950	—	7,873,320
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	48,870	—	—	48,870
D.	Termination by Employer without Cause
	or by Executive with Good Reason	—	1,111,500	99,750	6,712,950	2,850,000	10,774,200
E.	Change in Control(6)	—	1,111,500	125,190	6,712,950	3,800,000	11,749,640

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Smalley. As of December 31, 2017, Mr. Smalley was not owed any accrued salary.
(2)

The incentive compensation for 2017 performance would be due to Mr. Smalley at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2017, Mr. Smalley was not owed any unearned bonus. Subsequent to December 31, 2017, the Compensation Committee approved a $1,111,500 annual incentive compensation bonus for Mr. Smalley for 2017 performance and payment has been made to him. This amount is shown as payable as of December 31, 2017 under Events A, B, D and E above.

(3)

Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (13.4 days at December 31, 2017, valued at $48,870). Event D would require continuation of health insurance benefits for Mr. Smalley and his covered dependents for 24 months (estimated at $50,880 at December 31, 2017), or payment of an after tax amount with which Mr. Smalley could obtain comparable coverage. Event E would require continuation of health insurance benefits for 36 months (estimated at $76,320), or payment of an after-tax amount with which Mr. Smalley could obtain comparable coverage.

(4)

Mr. Smalley had 255,000 RSUs and 255,000 unvested stock options awards outstanding at December 31, 2017, inclusive of 112,500 TSR RSUs (target performance assumed) and 112,500 TSR stock options (target performance assumed). The table below represents the value of the outstanding restricted stock units and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $25.35 on December 29, 2017 assuming the triggering events occurred on December 31, 2017:

		RSUs	TSR RSUs	Options	TSR Options	Total
Triggering Event		($)	($)	($)	($)	($)
A.	Death	3,612,375	2,851,875	248,700	—	6,712,950
B.	Disability	3,612,375	2,851,875	248,700	—	6,712,950
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—	—
D.	Termination by Employer without Cause
	or by Executive with Good Reason	3,612,375	2,851,875	248,700	—	6,712,950
E.	Change in Control	3,612,375	2,851,875	248,700	—	6,712,950
(5)

A cash lump sum would be due in the amount of one and one-half times the sum of annual salary and target bonus in the case of Event D; and two times the sum of annual salary and target bonus in the case of Event E.

(6)	Certain legacy equity awards provide for immediate vesting upon a change in control.

James A. Frost

Certain payments would be payable to Mr. Frost in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2017:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A.	Death	—	—	57,692	2,714,000	—	2,771,692
B.	Disability	—	—	57,692	2,714,000	—	2,771,692
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	57,692	—	—	57,692
D.	Termination by Employer without Cause
	or by Executive with Good Reason	—	1,170,000	88,076	2,714,000	3,000,000	6,972,076
E.	Change in Control(6)	—	1,170,000	88,076	2,714,000	3,000,000	6,972,076

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Frost. As of December 31, 2017, Mr. Frost was not owed any accrued salary.
(2)

The incentive compensation for 2017 performance would be due to Mr. Frost at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2017, Mr. Frost was not owed any unearned bonus. Subsequent to December 31, 2017, the Compensation Committee approved a $1,170,000 annual incentive compensation bonus for Mr. Frost for 2017 performance and payment has been made to him. This amount is shown as payable as of December 31, 2017 under Events D and E above.

(3)

Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2017, valued at $57,692). Events D and E would require continuation of health insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $30,384 at December 31, 2017), or payment of an after tax amount with which Mr. Frost could obtain comparable coverage.

(4)

Mr. Frost had 100,000 restricted stock units and 100,000 unvested stock options awards outstanding at December 31, 2017. These remaining outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E. Mr. Frost’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C. The values of the outstanding restricted stock units and the intrinsic value of the unvested stock options were quantified using the Company’s closing share price of $25.35 on December 29, 2017 assuming the triggering events occurred on December 31, 2017.

(5)	A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Events D and E.
(6)	Certain legacy equity awards provide for immediate vesting upon a change in control.

Leonard J. Rejcek

Mr. Rejcek does not have an agreement providing for termination benefits. However, as of December 31, 2017, Mr. Rejcek had $1,035,000 of outstanding equity awards that would vest in the event he is terminated within one year of a change in control. The value of his outstanding restricted stock units and the intrinsic value of his stock options were quantified using the Company’s closing share price of $25.35 on December 29, 2017.

CEO PAY RATIO DISCLOSURE

The SEC's rules for identifying the median-compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

In order to identify the median-compensated employee, we selected total compensation paid to our employees from January 1, 2017 through December 31, 2017 (per IRS Form W-2 data for U.S. employees, and total salary and wages earned for non-U.S. employees) as our consistently applied compensation measure.

The median of the annual total compensation of all employees who were employed as of December 31, 2017 (other than the CEO) was $65,759. The 2017 total compensation of Mr. Tutor, our CEO, as measured for reporting in the SCT on page 42, was $12,761,030. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding the CEO) was 194 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology we used to identify the median-compensated employee.

DIRECTOR COMPENSATION

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by the Company’s publicly traded peer group companies, in order to determine whether director compensation is appropriate. The Company’s director compensation is in line with the peer group.

Fees for our non-employee directors consist of an annual cash retainer fee of $80,000, payable in cash or Common Stock at each director’s option, plus an equity retainer in the amount of $150,000 payable in shares of Common Stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per Board meeting attended telephonically. Members of the Audit Committee receive $2,000 per committee meeting attended in person and $500 per committee meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per committee meeting attended in person and $300 per committee meeting attended telephonically. The Lead Independent Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

The table below summarizes the total compensation earned by each of the non-management directors serving in 2017.

(a)	(b)	(c)	(d)
	Fees Earned
	(Paid in Cash	Stock
	or Stock)	Awards	Total
Name	($)(1)	($)(2)	($)(3)
Peter Arkley	86,305	149,995	236,300
Sidney J. Feltenstein	83,605	149,995	233,600
Michael R. Klein	124,105	149,995	274,100
Thomas C. Leppert(4)	105,743	182,470	288,213
Robert C. Lieber	97,505	149,995	247,500
Dennis D. Oklak	87,705	149,995	237,700
Raymond R. Oneglia	90,405	149,995	240,400
Dale Anne Reiss	113,605	149,995	263,600
Donald D. Snyder	104,105	149,995	254,100
Dickran M. Tevrizian, Jr.	87,505	149,995	237,500

____________________________________________________________________________________________________

(1)

The amounts in column (b) represent fees paid for annual cash retainer, committee chair retainers, the Lead Independent Director retainer and attendance at Board and committee meetings. The following table presents the cash and equity components of the $80,000 annual cash retainer for the directors who elected to receive a portion of this retainer in shares of the Company’s Common Stock based on the closing price on the NYSE on the date of grant:

	Share			Cash
	Amounts	Price	Value	Payment	Total
Name	#	($)	($)	($)	($)
Michael R. Klein	3,053	26.20	79,989	11	80,000
Robert C. Lieber	3,053	26.20	79,989	11	80,000
Raymond R. Oneglia	1,526	26.20	39,981	40,019	80,000
(2)

The amounts in column (c) present the fair value of the shares granted in 2017. The fair value of these awards is based on the fair market value on the date of grant in accordance with ASC 718, calculated using the closing price of the Company’s Common Stock on the NYSE on the date of grant. The 2017 annual stock grant made to each director was based on a fair market value of $26.20.

(3)	The amounts in column (d) represent the total of columns (b) and (c).
(4)

Mr. Leppert joined the Board on March 7, 2017; therefore, in addition to the annual retainer paid to him for the 2017-18 service year, he was paid a pro-rata amount of the cash and equity retainer paid to the non-employee directors for the 2016-17 service year. Mr. Leppert elected to receive a portion of the pro-rata cash retainer in shares of the Company’s Common Stock based on the closing price on the NYSE on the date of grant. The following table presents the cash and equity components of the pro-rata annual cash retainer paid to Mr. Leppert and are included in column (b).

	Share			Cash
	Amounts	Price	Value	Payment	Total
Name	#	($)	($)	($)	($)
Thomas C. Leppert	286	30.35	8,680	8,658	17,338

As of December 31, 2017, none of our non-employee directors had any outstanding equity awards.

Stock Ownership Guidelines for Non-Employee Directors

In 2014, the Company implemented a policy requiring stock ownership by non-employee directors. Specifically, the Company’s non-employee directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-employee directors must maintain ownership of Tutor Perini stock at a multiple of five times the annual cash retainer. The minimum number of shares guideline is updated annually based on the current cash retainer ($80,000 as of December 31, 2017) and the 12-month trailing average Tutor Perini stock price. Shares owned directly or indirectly, deferred stock units, value of vested but unexercised stock options and unvested RSUs are counted toward the guidelines. Non-employee directors have until their fifth anniversary of becoming a director to comply with the guidelines.

All of our current non-employee directors exceeded the stock ownership guidelines, with the exception of Mr. Oklak whose compliance with the guidelines is not required until May 2022, the five-year anniversary of when he became a director.

Stock Retention Guidelines for Non-Employee Directors

In 2012, the Company implemented a policy requiring non-employee directors to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all of our current non-employee directors were in compliance with this policy.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our by-laws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance that insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of March 31, 2018 of the Common Stock by each director and nominee, each executive officer named in the summary compensation table, all directors and executive officers as a group and all persons we know to hold in excess of 5% of the Common Stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the Common Stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Amount of		Percent of
	Common Stock		Common Stock
	Beneficially		Beneficially
Name of Beneficial Owner	Owned(1)		Owned(2)

Named Executive Officers
Ronald N. Tutor	10,238,264	(3)(4)	20.0%
James A. Frost	1,149,412	(5)	2.3%
Craig W. Shaw	165,368		*
Gary G. Smalley	46,348		*
Leonard J. Rejcek	—		*

Non-Employee Directors and Director Nominee
Raymond R. Oneglia	568,947	(6)	1.1%
Michael R. Klein	423,703		*
Peter Arkley	54,357		*
Dickran M. Tevrizian, Jr.	51,993		*
Donald D. Snyder	36,567		*
Robert C. Lieber	33,969		*
Sidney J. Feltenstein	25,993		*
Dale Anne Reiss	20,625		*
Thomas C. Leppert	7,081		*
Dennis D. Oklak	5,725		*
Michael Horodniceanu	—		*

All Directors, Director Nominee and Executive Officers as a Group (16 persons)	12,828,352		24.7%

Beneficial Ownership of 5% or More
Ronald N. Tutor	10,238,264	(3)(4)	20.0%
Dimensional Fund Advisors LP	4,186,631	(7)	8.4%
The Vanguard Group, Inc.	3,338,231	(8)	6.7%
AllianceBernstein L.P.	2,723,211	(9)	5.5%
BlackRock, Inc.	2,481,773	(10)	5.0%

____________________________________________________________________________________________________

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock and stock options that are currently exercisable or exercisable within 60 days of March 31, 2018 are deemed to be beneficially owned by the person holding such options. Mr. Tutor, Mr. Smalley, Mr. Frost and Mr. Shaw have 1,393,408; 30,000; 572,136; and 50,000 stock options, respectively, which are exercisable within 60 days of March 31, 2018.

(2)

The percent ownership for each shareholder on March 31, 2018 is calculated by dividing (i) the total number of shares beneficially owned by the shareholder by (ii) 49,913,003 shares (the total number of shares outstanding on March 31, 2018) plus any shares that may be acquired (including upon exercise of stock options or vesting of restricted stock units) by that person currently or within 60 days after March 31, 2018.

(3)

Consists of 5,811,601 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, 1,500,000 shares held by the Ronald N. Tutor Marital Property Trust and 1,393,408 stock options exercisable within 60 days of March 31, 2018.

(4)	Includes 2,500,000 shares that have been pledged as collateral for a line of credit.
(5)	Includes 229,861 shares that have been pledged as collateral for a loan.
(6)

Includes 500,000 shares owned by O&G for which Mr. Oneglia serves as the Vice Chairman and as a director and 500 shares owned by Raymond A. Oneglia Trust. Mr. Oneglia disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(7)

Based on Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (“Dimensional”), which indicates that as of December 31, 2017, Dimensional had (i) sole voting power relative to 4,055,624 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 4,186,631 shares and (iv) no shared dispositive power. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(8)

Based on Schedule 13G/A filed with the SEC on February 9, 2018 by Vanguard Group, Inc. (“Vanguard”), which indicates that as of December 31, 2017, Vanguard had (i) sole voting power relative to 47,232 shares, (ii) shared voting power relative to 7,900 shares, (iii) sole dispositive power relative to 3,286,725 shares and (iv) shared dispositive power relative to 51,506 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(9)

Based on Schedule 13G/A filed with the SEC on February 13, 2018 by AllianceBernstein L.P. (“AllianceBernstein”), which indicates that as of December 31, 2017, AllianceBernstein had (i) sole voting power relative to 2,192,343 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,723,211 shares and (iv) no shared dispositive power. The address of AllianceBernstein is 1345 Avenue of the Americas, New York, NY 10105.

(10)

Based on Schedule 13G/A filed with the SEC on February 9, 2018 by BlackRock, Inc. (“BlackRock”), which indicates that as of January 31, 2018, BlackRock had (i) sole voting power relative to 2,390,005 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,481,773 shares and (iv) no shared dispositive power. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities, to file initial reports of ownership and reports of changes in ownership of the Common Stock (including options and warrants to acquire Common Stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on our records and other information, we believe that our officers, directors and beneficial owners of more than 10% of our total outstanding shares of Common Stock who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934 reported all transactions in shares of our Common Stock and derivative securities (including options and warrants to acquire Common Stock), on a timely basis during the year ended December 31, 2017, with the exception of Mr. Snyder. Mr. Snyder had one Form 4 filed a day late on his behalf on May 11, 2017 for a May 8, 2017 sale of the Company’s shares due to a communication oversight.

Performance Graph

The following graph compares the cumulative five-year total return to shareholders on our Common Stock relative to the cumulative total returns of the NYSE Composite Index and the Dow Jones Heavy Construction Index (“DJ Heavy Construction Index”). We selected the DJ Heavy Construction Index because we believe the index reflects the market conditions within the industry in which we primarily operate. The comparison of total return on investment, defined as the change in year-end stock price plus reinvested dividends, for each of the periods assumes that $100 was invested on December 31, 2012, in each of our Common Stock, the NYSE and the DJ Heavy Construction Index, with investment weighted on the basis of market capitalization.

The comparisons in the following graph are based on historical data and are not intended to forecast the possible future performance of our Common Stock.

COMPARISON OF CUMULATIVE TOTAL RETURN Tutor Perini Corp NYSE Composite Index Dow Jones U.S. Heavy Construction Index $225 $220 $175 $150 $125 $100 $75 $50 $25 $0 2012 2013 2014 2015 2016 2017

	Year Ended December 31,
	2012	2013	2014	2015	2016	2017
Tutor Perini Corp.	100.00	191.97	175.69	122.19	204.38	185.04
NYSE Composite Index	100.00	123.18	128.37	120.13	130.95	151.70
DJ Heavy Construction Index	100.00	130.70	96.84	85.11	104.22	108.91

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2019 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 14, 2018 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2019 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 23, 2019, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2019 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Tutor Perini’s by-laws require that Tutor Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2019 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than November 24, 2018, nor later than March 9, 2019. If the 2019 Annual Meeting of Shareholders is advanced by more than 7 calendar days from May 23, 2019, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini by-laws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2019 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2019 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our by-laws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2019 Annual Meeting of Shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 15, 2018 in order to receive them before the Annual Meeting of Shareholders on May 23, 2018.

EXHIBIT A

TUTOR PERINI CORPORATION

OMNIBUS INCENTIVE PLAN

(as adopted on April 10, 2018)

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Tutor Perini Corporation Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of Tutor Perini Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company, and to enable the Company to offer cash and stock-based incentives to such individuals. It is anticipated that providing such persons with a direct stake in the Company’s welfare and/or with cash and stock-based incentives based, in whole or in part, on the performance of the Company will assure a closer alignment of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“2014 Plan” means the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan, as adopted on October 2, 2014.

“2017 Plan” means the Tutor Perini Corporation Incentive Compensation Plan, as adopted on April 3, 2017.

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Dividend Equivalent Rights, Performance Awards or Other Cash-Based Awards.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board of Directors referred to in Section 2.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” has the meaning set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined by its closing price on the New York Stock Exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Legacy Plans” means the 2014 Plan and the 2017 Plan.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Other Cash-Based Awards” means an Award granted pursuant to Section 11 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Administrator in its sole discretion.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan contingent upon achieving certain Performance Goals.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award or a Performance Award.

“Performance Goals” means goals established by the Administrator as contingencies for Awards to vest and/or become exercisable or distributable which may include, but are not limited to, one or more of the performance goals set forth in Appendix 1 hereto.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Stock” means the Common Stock, par value $1.00 per share, of the Company.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

2

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)	Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”).

(b)	Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;

(ii)

to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Other Cash-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock or the amount of cash to be covered by any Award;

(iv)

to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)	subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)

to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall

3

deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan. All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)

Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)

Indemnification. Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)

Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 5,782,386 shares, subject to adjustment as provided in Section 3(b). Such number is inclusive of shares available for issuance under the 2017 Plan, as well as previously authorized shares subject to outstanding awards under the Legacy Plans that may be or were forfeited and/or recycled. For purposes of this limitation, the shares of Stock underlying any Awards (including any Awards granted pursuant to the Legacy Plans) which are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, settled in cash or otherwise satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that (i) Stock Options or Stock

4

Appreciation Rights with respect to no more than 800,000 shares of Stock (subject to adjustment as provided in Section 3(b)) may be granted to any one individual grantee during any one calendar year period and (ii) the maximum number of shares of Stock that may be granted to any one individual grantee during any one calendar year with respect to any type of Award other than Stock Options or Stock Appreciation Rights is 500,000 shares of Stock (subject to adjustment as provided in Section 3(b) hereof) (it being understood that for a Performance Award, such limit shall apply to the number of shares of Stock that can be issued at target performance pursuant to such Award).

(b)

Changes in Stock. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in: (i) the maximum number of shares reserved for issuance under the Plan; (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance Award; (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan; (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award; and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, unusual or non-recurring events, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

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(c)

Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, non-employee directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. The grant of a Stock Option is contingent on the grantee executing the Stock Option agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a)

Grant of Stock Options. The Administrator in its discretion may grant Stock Options to eligible employees, non-employee directors and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish and subject to the limitations of Section 409A of the Code.

(i)

Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. For Incentive Stock Options, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting

6

power of all classes of stock of the Company or any parent or subsidiary corporation the option price of the Incentive Stock Option granted to such employee shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)

Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. For Incentive Stock Options, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, and an Incentive Stock Option is granted to such employee, the term of such Stock Option granted to such employee shall be no more than five years from the date of grant.

(iii)

Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)

Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)	In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B)

Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(C)

By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

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Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)

Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b)

Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a)

Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(b)	Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock

8

Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option. The grant of a Stock Appreciation Right is contingent on the grantee executing the Stock Appreciation Right agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c)

Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)	Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable;

(ii)

Stock Appreciation Rights granted independently of any Stock Options shall be exercisable at such time or times but shall not be exercisable more than 10 years after the date the Stock Appreciation Rights are granted;

(iii)	Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered; and

(iv)	All Stock Appreciation Rights shall be exercisable during the grantee’s lifetime only by the grantee or the grantee’s legal representative.

SECTION 7.	RESTRICTED STOCK AWARDS

(a)

Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)	Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee

9

shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)

Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, grantee shall surrender such certificates to the Company upon request without consideration.

(d)

Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock shall have a time-based restriction, the restriction period with respect to such shares shall not be less than three years, provided that the Restricted Stock may vest ratably during such period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

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SECTION 8.	DEFERRED STOCK AWARDS

(a)

Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units or restricted stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the restriction period with respect to such award shall not be less than three years, provided that the Deferred Stock Award may vest ratably during such period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, may be paid to the grantee in cash and/or stock.

(b)

Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate, in all cases, consistent with the requirements of Section 409A of the Code.

(c)

Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d)	Restrictions. A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e)

Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

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SECTION 9.	UNRESTRICTED STOCK AWARDS

The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	PERFORMANCE AWARDS

(a)

Performance Awards. The Administrator may grant a Performance Award to a participant payable upon the attainment of specific Performance Goals. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Administrator, in its sole and absolute discretion. The grant of a Performance Award is contingent on the grantee executing the Performance Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)

Performance Criteria. The applicable performance criteria shall be based on one or more performance goals determined by the Administrator, which may include the Performance Goals set forth in Appendix 1 hereto. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

(c)	Grant; Vesting.

(i)

Subject to the provisions of the Plan, the Administrator shall, in its sole discretion, have authority to determine the eligible participants to whom, and the time or times at which, Performance Awards shall be made, the vesting and payment provisions applicable to such awards, and all other terms and conditions of such awards.

(ii)

For each participant, the Administrator may specify a targeted Performance Award. The individual target award may be expressed, at the Administrator’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an individual target award for a participant for a calendar year shall not imply or require that the same level individual target award (if any such award is established by the Administrator for the relevant participant) be set for any subsequent calendar year. At the time the Performance Goals are established, the Administrator shall prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target

12

award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Cycle.

(iii)

The measurements used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles, except, to the extent that any objective Performance Goals are used, if any measurements require deviation from generally accepted accounting principles, such deviation shall be at the discretion of the Administrator at the time the Performance Goals are set or at such later time.

(d)

Payment. At the expiration of the applicable Performance Cycle, the Administrator shall determine and certify in writing the extent to which the Performance Goals established pursuant to this Section 10 have been achieved and the percentage of the participant’s individual target award that has been vested and earned. Following the Administrator’s determination and certification in accordance with the foregoing, the Performance Award shall become vested and payable (or deferred, in the case of deferred stock units) in accordance with the terms and conditions of the applicable award agreement. The Administrator may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e)

Termination. Subject to the applicable provisions of the Award agreement and the Plan, upon a participant’s termination of employment or service for any reason during the Performance Cycle for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Administrator at grant.

(f)

Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Administrator may determine, the Administrator may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

(g)	Maximum Award Payable. The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any calendar year to any participant shall be $6,000,000.

SECTION 11.	OTHER CASH-BASED AWARDS

(a)

Other Cash-Based Awards. The Administrator may from time to time grant Other Cash-Based Awards to grantees in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Administrator may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the

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Company’s assets for satisfaction of the Company’s payment obligation thereunder.

SECTION 12.	DIVIDEND EQUIVALENT RIGHTS

(a)

Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award except with respect to an Award of a Stock Option or Stock Appreciation Right. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Cash dividend equivalents credited to the holder of a Dividend Equivalent Right shall be credited to a dividend book entry account on behalf of the holder, provided that such cash dividend equivalents shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the Dividend Equivalent Rights are vested. Stock dividend equivalents shall be credited to a dividend book entry account on behalf of the holder, provided that such stock dividend equivalents shall be paid in shares of Stock at the same time that the Dividend Equivalent Rights are vested. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments.

Neither dividends nor Dividend Equivalents shall be payable in respect of any unvested Awards prior to the vesting of such Award. In furtherance of the foregoing, a Dividend Equivalent Right granted as a component of another Award shall be settled upon settlement, or payment of, or lapse of restrictions on, such other award, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)

Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)

Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

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SECTION 13.	LIMITATIONS ON VESTING

No Award granted under the Plan shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to a grantee. The foregoing sentence shall not apply to (i) Awards granted to non-employee directors of the Company, (ii) in addition to any Awards granted to non-employee directors, an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 3(a), subject to adjustment as provided in Section 3(b), of this Plan and (iii) Awards vesting in connection with a termination of employment or a change in control, as may be provided in an Award agreement or employment agreement.

SECTION 14.	TAX WITHHOLDING

(a)

Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee.

(b)

Payment in Stock. Subject to approval by the Administrator, a grantee may satisfy their potential tax withholding obligation associated with any Award (equal to the income to be recognized by the grantee associated with the vesting, settlement and/or exercise of an Award and based on the maximum statutory tax rate applicable to the grantee), in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

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SECTION 15.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)	a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)

an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.	AMENDMENTS AND TERMINATION

(a)

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent subject to paragraph (b) below. Except as provided in the terms of the applicable Award agreement or Section 3(b), in no event may the Administrator exercise its discretion to: (i) reduce the exercise price of an outstanding Stock Option or an outstanding Stock Appreciation Right; (ii) cancel outstanding Stock Options or outstanding Stock Appreciation Rights in exchange for other Stock Options or other Stock Appreciation Rights with an exercise price that is less than the exercise price of the cancelled Stock Options or cancelled Stock Appreciation Rights, as applicable, or (iii) cancel an outstanding Stock Option or an outstanding Stock Appreciation Right with an exercise price that is less than the Fair Market Value of a share of Stock on the date of cancellation in exchange for cash or another Award.

Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that: (i) increase the number of shares reserved for issuance under the Plan; (ii) expand the type of Awards available, materially expand the eligibility to participate or materially extend the term of the Plan; or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Sections 3(b) and 3(c).

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(b)

Notwithstanding any other provision of this Plan to the contrary, the Administrator may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an outstanding Award to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a grantee agrees to any amendment made pursuant to this Section 16(b) to the Plan and any Award without further consideration or action.

SECTION 17.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.	GENERAL PROVISIONS

(a)

No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)

Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c)

Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

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(d)	Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(e)

Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 19.	EFFECTIVE DATE OF PLAN; PRIOR AWARDS

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present (the “Effective Date”). Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date. Outstanding Awards granted prior to the Effective Date pursuant to the Legacy Plans shall remain subject to the terms and conditions of the 2014 Plan or 2017 Plan, as applicable.

SECTION 20.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

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APPENDIX 1

Performance Criteria

Performance Awards may be subject to one or more Performance Goals that shall be based on the attainment (on an annual and/or cumulative basis) of a certain target level of, or a specified increase or decrease in criteria selected by the Administrator, including but not limited to the following:

•	earnings per share
•	operating income
•	gross income
•	net income (before or after taxes)
•	operating cash flow
•	gross profit
•	gross profit return on investment
•	gross margin return on investment
•	gross margin
•	operating margin
•	working capital
•	earnings before interest and taxes
•	earnings before interest, tax, depreciation and amortization
•	return on equity
•	return on assets
•	return on capital
•	return on invested capital
•	revenue
•	revenue growth
•	recurring revenues
•	sales or market share
•	total shareholder return
•	economic value added
•	safety
o	OSHA Recordable Incident Rate
o	Lost Time Case Rate
o	Lost Workday Rate
o	Days Away/Restricted or Job Transfer Rate (DART Rate)
o	Experience Modification Rate (EMR)
•	individual performance
•

specified objectives with regard to limiting the level of increase in all or a portion of Tutor Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Tutor Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion

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•	the fair market value of the shares of Tutor Perini’s Common Stock
•	the growth in the value of an investment in Tutor Perini’s Common Stock assuming the reinvestment of dividends
•	reduction in operating expenses

The Administrator, in its sole discretion, may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) discontinued operations; (g) foreign exchange gains and losses; or (h) an event either not directly related to the operations of Tutor Perini or not within the reasonable control of Tutor Perini’s management.

The Administrator retains the discretion to adjust otherwise payable Awards downward or upward, either on a formula or discretionary basis or any combination, as the Administrator determines, in its sole discretion. Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

Any Performance Goal may, as the Administrator, in its sole discretion deems appropriate, (i) relate to the performance of Tutor Perini or any Subsidiary as a whole or any business unit or division of Tutor Perini or any Subsidiary or any combination thereof; (ii) be compared to the performance of a group of peer companies, or published or special index; (iii) be based on change in the applicable performance criteria over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change); (iv) relate to or be compared to one or more other performance criteria; or (v) any combination of the foregoing.

To maintain flexibility in compensating our executives, the Administrator reserves the right to use its judgment to grant or approve Awards or compensation that is non-deductible when the Administrator believes such Awards or compensation is appropriate.

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1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000375584_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald N. Tutor 02 Peter Arkley 03 Sidney J. Feltenstein 04 James A. Frost 05 Michael Horodniceanu 06 Michael R. Klein 07 Robert C. Lieber 08 Dennis D. Oklak 09 Raymond R. Oneglia 10 Dale Anne Reiss 11 Donald D. Snyder 12 Dickran M. Tevrizian Jr TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2018. 3 Approve the adoption of the Tutor Perini Corporation Omnibus Incentive Plan. 4 Advisory (non-binding) vote on the Company's executive compensation. NOTE: Any other business that properly comes before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000375584_2 R1.0.1.17 Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 E-mail: investor.relations@tutorperini.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 23, 2018 at 11:30 AM Pacific Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) James "Jack" A. Frost and Gary G. Smalley, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM Pacific Time on May 23, 2018 at Tutor Perini Corp., 15901 Olden Street, Sylmar, CA 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side